Execution Copy

        This CREDIT AGREEMENT is entered into as of December 21, 2005, by and among (i) MINRAD, INC., a Delaware corporation (herein, together with its successors and assigns, the "Borrower"), (ii) MINRAD INTERNATIONAL, INC., a Delaware corporation (herein, together with its successors and assigns, "Holdings"), and (iii) KEYBANK NATIONAL ASSOCIATION (herein, together with its successors and assigns, the "Lender").

RECITALS:

        (1) The Borrower has requested that the Lender extend credit to the Borrower to refinance certain of the Borrower's existing indebtedness and to provide working capital and funds for other lawful purposes.

        (2) Subject to and upon the terms and conditions set forth herein, the Lender is willing to extend credit and make available to the Borrower the credit facility provided for herein for the foregoing purposes.

AGREEMENT:

        In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND TERMS

        Section 1.01 Certain Defined Terms. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

        "Account" means any "account" as such term is now or hereafter defined in the UCC.

        "Account Debtor" means any Person obligated on an Account.

        "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (ii) the acquisition or ownership of in excess of 50% of the Equity Interest of any Person, or (iii) the acquisition of another Person by a merger, consolidation, amalgamation or any other combination with such Person.

        "Additional Security Document" has the meaning provided in Section 6.10(a).

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a second Person if such first Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors or managers of such second Person or (ii) to direct or cause the direction of the management and policies of such second Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, any director or officer (or person functioning in a substantially similar role) of Holdings and/or its Subsidiaries shall be deemed an Affiliate of Holdings and its Subsidiaries. Notwithstanding the foregoing, the Lender shall not be considered an Affiliate of Holdings or any of its Subsidiaries.

        "Agreement" means this Credit Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified.

        "Anti-Terrorism Law" means the USA Patriot Act or any other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.

        "Approved Bank" has the meaning provided in subpart (ii) of the definition of "Cash Equivalents."

        "Asset Sale" means the sale, lease, transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of Holdings or any Subsidiary) by Holdings or any Subsidiary to any Person of any of Holdings' or such Subsidiary's respective assets, provided that the term Asset Sale specifically excludes any sales, transfers or other dispositions of inventory, or obsolete, worn-out or excess furniture, fixtures, equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business.

        "Authorized Officer" means, with respect to any Credit Party or any Subsidiary of a Credit Party, any of the following officers of such Credit Party or Subsidiary: the Chairman, the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Assistant Treasurer or the Controller, or, such other Person as is authorized in writing to act on behalf of such Credit Party or such Subsidiary and is acceptable to the Lender. Unless otherwise qualified, all references herein to an Authorized Officer shall refer to an Authorized Officer of the Borrower.

        "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto, as hereafter amended.

        "Base Rate" means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greater of (i) the rate of interest established by KeyBank National Association, from time to time, as its "prime rate," whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; or (ii) 1/2 of 1% in excess of the Federal Funds Effective Rate in effect from time to time, determined one Business Day in arrears.

        "Borrower" has the meaning specified in the first paragraph of this Agreement.

        "Borrower Guaranteed Obligations" has the meaning provided in Section 2.10(a).

        "Borrowing" means the incurrence of a Revolving Loan by the Borrower from the Lender.

        "Borrowing Base" means, at any time, the sum of:

(i) 60% of Eligible Accounts Receivable at such time, plus

(ii) 35% of Eligible Finished Goods at such time, plus

(iii) 35% of Eligible Raw Materials at such time, plus

(iv) the lesser of (A) 35% of Eligible Work-In-Process and (B) $500,000, plus

(v) the lesser of (A) 50% of Eligible Real Property and Equipment based on the most current appraisals in form and substance satisfactory to the Lender at such time and (B) $1,000,000, minus

(vi) Reserves imposed by the Lender at such time.

The Lender may, in its Permitted Discretion, reduce the advance rate set forth above or reduce one or more of the other elements used in computing the Borrowing Base. Any such change shall become effective immediately upon written notice from the Lender to the Borrower for purposes of calculating the Borrowing Base.

        "Borrowing Base Certificate" means a certificate, signed by an Authorized Officer of the Borrower, substantially in the form of Exhibit D or another form which is acceptable to the Lender in its sole discretion.

        "Business Day" means any day other than Saturday, Sunday or any other day on which commercial banks in Cleveland, Ohio are authorized or required by law to close.

        "Capital Distribution" means a payment made, liability incurred or other consideration given for the purchase, acquisition, repurchase, redemption or retirement of any Equity Interest of Holdings or any of its Subsidiaries or as a dividend, return of capital or other distribution in respect of any of Holdings' or such Subsidiary's Equity Interest.

        "Capital Lease" as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, should be accounted for as a capital lease on the balance sheet of that Person.

        "Capitalized Lease Obligations" means all obligations under Capital Leases of Holdings or any of its Subsidiaries, without duplication, in each case taken at the amount thereof accounted for as liabilities identified as "capital lease obligations" (or any similar words) on a consolidated balance sheet of Holdings and its Subsidiaries prepared in accordance with GAAP.

        "Cash Dividend" means a Capital Distribution of Holdings payable in cash to the shareholders of Holdings with respect to any class or series of Equity Interest of Holdings.

        "Cash Equivalents" means any of the following:

        (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

        (ii) U.S. dollar denominated time deposits, certificates of deposit and bankers' acceptances of (x) the Lender, (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (z) any bank (or the parent company of such bank) whose short-term commercial paper rating from S&P is at least A-1, A-2 or the equivalent thereof or from Moody's is at least P-1, P-2 or the equivalent thereof (any such bank, an "Approved Bank"), in each case with maturities of not more than 180 days from the date of acquisition;

        (iii) commercial paper issued by the Lender or any Approved Bank or by the parent company of the Lender or any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within 180 days after the date of acquisition;

        (iv) fully collateralized repurchase agreements entered into with the Lender or any Approved Bank having a term of not more than 30 days and covering securities described in clause (i) above;

        (v) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above;

        (vi) investments in money market funds access to which is provided as part of "sweep" accounts maintained with the Lender or an Approved Bank;

        (vii) investments in industrial development revenue bonds that (A) "re-set" interest rates not less frequently than quarterly, (B) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (C) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Bank; and

        (viii) investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (vii).

        "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

        "CFC" has the meaning provided in Section 6.09.

        "Change of Control" means (i) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the SEC under the 1934 Act, as then in effect), of Equity Interests representing more than 20% of the aggregate ordinary Voting Power represented by the issued and outstanding Equity Interests of Holdings; (ii) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (A) nominated by the board of directors of Holdings nor (B) appointed by directors so nominated; (iii) the failure of Holdings to own, directly or indirectly, 100% of the outstanding shares of the Borrower; (iv) the failure of the Borrower to own, directly or indirectly, 100% of the outstanding shares of any of its Subsidiaries; or (v) the occurrence of a change in control, or other similar provision, under or with respect to any Material Indebtedness Agreement.

        "Charges" has the meaning provided in Section 10.21.

        "Claims" has the meaning set forth in the definition of "Environmental Claims."

        "Closing Date" means December 21, 2005.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code as in effect at the Closing Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

        "Collateral" means the "Collateral" as defined in the Security Agreement and includes, for greater certainty, Mortgaged Real Property, together with any other collateral (whether real property or personal property) covered by any Security Document.

        "Collateral Access Agreement" means a landlord's waiver, mortgagee's waiver or other agreement, each in form and substance satisfactory to the Lender, between the Lender and any third party (including any bailee, assignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any Credit Party for any real property where any Collateral is located and providing, among other things, for waiver of Lien, certain notices and opportunity to cure and access to Collateral, as the same may from time to time be amended, restated or otherwise modified.

        "Collateral Assignment" has the meaning specified in the Security Agreement.

        "Commercial Letter of Credit" means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods or services in the ordinary course of business.

        "Commitment Fee" has the meaning provided in Section 2.06(a).

        "Commodities Hedge Agreement" means a commodities contract purchased by Holdings or any of its Subsidiaries in the ordinary course of business, and not for speculative purposes, with respect to raw materials necessary to the manufacturing or production of goods in connection with the business of Holdings and its Subsidiaries.

        "Compliance Certificate" has the meaning provided in Section 6.01(c).

        "Confidential Information" has the meaning provided in Section 10.13(b).

        "Consideration" means, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees (excluding any fees payable to any investment banker in connection with such Acquisition) or fees for a covenant not to compete and any other consideration paid for the purchase.

        "Consolidated Depreciation and Amortization Expense" means, for any period, all depreciation and amortization expenses of Holdings and its Subsidiaries, all as determined for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP.

        "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period, plus (i) the sum of the amounts for such period included in determining such Consolidated Net Income of (A) Consolidated Interest Expense, (B) Consolidated Income Tax Expense, (C) Consolidated Depreciation and Amortization Expense, and (D) extraordinary and other non-recurring non-cash losses and charges, less (ii) gains on sales of assets and other extraordinary gains and other non-recurring non-cash gains, all as determined for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP; provided, however, that Consolidated EBITDA for any Testing Period shall (y) include the EBITDA for any Person or business unit that has been acquired by Holdings or any of its Subsidiaries for any portion of such Testing Period prior to the date of acquisition, so long as such EBITDA has been verified by appropriate audited financial statements or other financial statements acceptable to the Lender and (z) exclude the EBITDA for any Person or business unit that has been disposed of by Holdings or any of its Subsidiaries, for the portion of such Testing Period prior to the date of disposition.

        "Consolidated Income Tax Expense" means, for any period, all provisions for taxes based on the net income of Holdings or any of its Subsidiaries (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), all as determined for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Expense" means, for any period, total interest expense (including, without limitation, that which is capitalized and that which is attributable to Capital Leases or Synthetic Leases) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Subsidiaries.

        "Consolidated Net Income" means for any period, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

        "Consolidated Net Worth" means at any time, all amounts that, in conformity with GAAP, would be included under the caption "total stockholders' equity" (or any like caption) on a consolidated balance sheet of Holdings at such time.

        "Control Agreements" has the meaning set forth in the Security Agreement.

        "Credit Event" means the making of any Borrowing or any LC Issuance.

        "Credit Party" means Holdings, the Borrower or any other Guarantor.

        "Creditor" means the Lender and the Designated Hedge Creditors, and the respective successors and assigns of each of the foregoing

        "Default" means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

        "Default Rate" means a rate equal to 3% above the Base Rate.

        "Designated Hedge Agreement" means any Hedge Agreement to which Holdings or any of its Subsidiaries is a party and as to which the Lender or any of its Affiliates is a counterparty.

        "Designated Hedge Creditor" means the Lender or Affiliate of the Lender that participates as a counterparty to any Credit Party pursuant to any Designated Hedge Agreement.

        "Document" means any "document" as such term is now or hereafter defined in the UCC.

        "Dollars," "U.S. Dollars" and the sign "$" each means lawful money of the United States.

        "Domestic Subsidiary" means any Subsidiary organized under the laws of the United States of America, any State thereof, or the District of Columbia.

        "EBITDA" means, with respect to any Person for any period, the net income for such Person for such period plus the sum of the amounts for such period included in determining such net income in respect of (i) interest expense, (ii) income tax expense, and (iii) depreciation and amortization expense, in each case as determined in accordance with GAAP.

        "Eligible Accounts Receivable" means, at any time, the Accounts of the Borrower that the Lender determines in its Permitted Discretion are eligible as the basis for extensions of Revolving Loans hereunder. Without limiting the Lender's Permitted Discretion provided herein, Eligible Accounts Receivable shall not include any Account:

        (a) that is not subject to a first priority perfected security interest in favor of the Lender;

        (b) that is subject to any Lien other than (i) a Lien in favor of the Lender and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Lender;

        (c) with respect to which the scheduled due date is more than 120 days after the original invoice date, is unpaid more than 120 days, or 125 days in the case of Accounts from Account Debtors located in Brazil, after the date of the original invoice therefor or more than 120 days after the original due date, or which has been written of the books of the Borrower or otherwise designated as uncollectible;

        (d) that is owing by an Account Debtor for which more than 25% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;

        (e) that is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrower or any of its Subsidiaries exceeds 25% of the aggregate Eligible Accounts Receivable (for the avoidance of doubt, the Accounts of such Account Debtor up to 25% shall be Eligible Accounts Receivable);

        (f) with respect to which any covenant, representation, or warranty contained in this Agreement or in the Security Agreement has been breached or is not true;

        (g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the Lender which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Borrower's or any of its Subsidiary's completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

        (h) for which the goods giving rise to such Account have not been shipped to the Account Debtor but only to the extent that title has not passed to the Account Debtor or for which the services giving rise to such Account have not been performed by the Borrower or any of its Subsidiaries;

        (i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

        (j) except with respect to Accounts owing by any Account Debtor arising after such Account Debtor becomes the subject of a bankruptcy case or similar insolvency proceeding, any Account that is owed by an Account Debtor that has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

        (k) that is owed by any Account Debtor that has sold all or substantially all of its assets, unless upon such sale, the Person that acquires such assets expressly assumes in writing the due and punctual payment of the Account;

        (l) that is owed in any currency other than U.S. Dollars or Euros;

        (m) that is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the United States unless such Account is backed by a letter of credit acceptable to the Lender that has been assigned to the Lender or under which the Lender is the beneficiary, or (ii) the government of the United States, or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Lender in such Account have been complied with to the Lender's satisfaction;

        (n) that is owed by (i) any Affiliate, employee, officer, director or agent of Holdings or any of its Subsidiaries, (ii) any stockholder of the Borrower or its Subsidiaries or (iii) any stockholder owning 5% or more of the stock of Holdings;

        (o) that, for any Account Debtor, exceeds a credit limit determined by the Lender, to the extent of such excess;

        (p) that is owed by an Account Debtor or any Affiliate of such Account Debtor to which Holdings or any of its Subsidiaries is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

        (q) that is subject to any counterclaim, deduction, defense, setoff or dispute;

        (r) that is evidenced by any promissory note, chattel paper, or instrument;

        (s) that is owed by an Account Debtor located in any jurisdiction which requires filing of a "Notice of Business Activities Report" or other similar report in order to permit the Borrower or any of its Subsidiaries to seek judicial enforcement in such jurisdiction of payment of such Account, unless the Borrower or any such Subsidiary has filed such report or qualified to do business in such jurisdiction;

        (t) with respect to which Holdings or any of its Subsidiaries has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business or any Account which is partially paid and the Borrower created a new receivable for the unpaid portion of such Account;

        (u) that does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z;

        (v) that is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the Borrower has or has had an ownership interest in such goods, or which indicates any party other than the Borrower as payee or remittance party;

        (w) that was created on cash on delivery terms; or

        (x) that the Lender determines may not be paid by reason of the Account Debtor's inability to pay or which the Lender otherwise determines in its Permitted Discretion is unacceptable.

        If an Account which was previously an Eligible Accounts Receivable ceases to be an Eligible Accounts Receivable hereunder, the Borrower shall notify the Lender thereof (i) within three Business Days of the date the Borrower has obtained knowledge thereof if any such Account is in excess of $25,000 in the aggregate and (ii) on and at the time of submission to the Lender of the next Borrowing Base Certificate in all other cases. In determining the amount of an Eligible Accounts Receivable, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by Borrower to reduce the amount of such Account.

        "Eligible Finished Goods" means, at any time, Eligible Inventory constituting finished goods to be sold by the Borrower in the ordinary course of business of the Borrower, excluding Eligible Raw Materials.

        "Eligible Inventory" means, at any time, the Inventory of the Borrower which the Lender determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans, and the issuance of Letters of Credit hereunder. Without limiting the Lender's discretion provided herein, Eligible Inventory shall not include any Inventory:

        (a) that is not subject to a first priority perfected Lien in favor of the Lender;

        (b) that is subject to any Lien other than (i) a Lien in favor of the Lender and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Lender;

        (c) that is, in the Lender's reasonable opinion, slow moving, obsolete, unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

        (d) with respect to which any covenant, representation, or warranty contained in this Agreement or the Security Agreement has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;

        (e) in which any Person other than the Borrower shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

        (f) which constitutes spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

        (g) which is not located in the U.S. or is in transit with a common carrier from vendors or suppliers;

        (h) that is located in any locations leased by the Borrower unless the lessor has delivered to the Lender a Collateral Access Agreement;

        (i) that is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless such warehouseman or bailee has delivered to the Lender a Collateral Access Agreement and such other documentation as the Lender may require;

        (j) that is being processed offsite at a third party location or outside processor, or is in transit to or from said third party location or outside processor;

        (k) that is a discontinued product or component thereof which is the subject of a consignment by the Borrower as consignor;

        (l) that is perishable;

        (m) that contains or bears any intellectual property rights licensed by the Borrower unless the Lender is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing on the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to the sale of such Inventory under the current licensing agreement;

        (n) that is not reflected in a current perpetual inventory report of the Borrower; or

        (o) that the Lender otherwise reasonably determines is unacceptable for any reason whatsoever.

        In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrower shall notify the Lender thereof (i) within three Business Days of the date the Borrower has obtained knowledge thereof if any such Inventory is in excess of $25,000 in the aggregate and (ii) on and at the time of submission to the Lender of the next Borrowing Base Certificate in all other cases.

        "Eligible Raw Materials" means, at any time, Eligible Inventory constituting raw materials used or consumed by the Borrower in the ordinary course of business in the manufacture or production of other inventory, excluding Eligible Finished Goods.

        "Eligible Real Property and Equipment" means the Mortgaged Real Property located in Bethlehem, Pennsylvania and all of Borrower's equipment located thereon.

        "Eligible Work-In-Process" means, at any time, Eligible Inventory constituting work-in-process, excluding Eligible Finished Goods and Eligible Raw Materials.

        "Environmental Claims" means any and all global, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such law (hereafter "Claims"), including, without limitation, (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment or Release (as defined in CERCLA) of any Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

        "Environmental Law" means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial or global interpretation thereof, including any judicial or global order, consent, decree or judgment issued to or rendered against Holdings or any of its Subsidiaries relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

        "Equity Interest" means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but in no event will Equity Interest include any debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

        "ERISA Affiliate" means each Person (as defined in Section 3(9) of ERISA), which together with Holdings or a Subsidiary of Holdings, would be deemed to be a "single employer" (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(i) of ERISA or (ii) as a result of Holdings or a Subsidiary of Holdings being or having been a general partner of such Person.

        "Event of Default" has the meaning provided in Section 8.01.

        "Federal Funds Effective Rate" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three Federal Funds brokers of recognized standing selected by the Lender.

        "Fee Letter" means the Fee Letter dated as of November 9, 2005 between the Borrower and the Lender.

        "Fees" means all amounts payable pursuant to, or referred to in, Section 2.06.

        "Financial Projections" has the meaning provided in Section 5.07(b).

        "Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time.

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, global tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or global powers or functions of or pertaining to government.

        "Guarantor" means Holdings and any other person that executes and delivers a Guaranty to the Lender.

        "Guaranty" means any of the following: (i) the guaranty by the Borrower in Section 2.10, (ii) the guaranty by Holdings in Article IX and (iii) a guaranty, in form and substance satisfactory to the Lender, executed by one of more Persons in favor of the Lender under which such Persons guarantee payment and performance of the Obligations.

        "Guaranty Obligations" means as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness ("primary Indebtedness") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such primary Indebtedness or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof, provided, however, that the definition of Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

        "Hazardous Materials" means (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous wastes," "restrictive hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar meaning and regulatory effect, under any applicable Environmental Law.

        "Hedge Agreement" means (i) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar interest rate management agreement or arrangement, (ii) any currency swap or option agreement, foreign exchange contract, forward currency purchase agreement or similar currency management agreement or arrangement or (iii) any Commodities Hedge Agreement.

        "Holdings" has the meaning provided in the first paragraph of this Agreement.

        "Indebtedness" of any Person means without duplication (i) all indebtedness of such Person for borrowed money; (ii) all bonds, notes, debentures and similar debt securities of such Person; (iii) the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person; (iv) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder; (v) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances; (vi) all indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed; (vii) all Capitalized Lease Obligations of such Person; (viii) the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such Person; (ix) all obligations of such Person with respect to asset securitization financing; (x) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations; (xi) all net obligations of such Person under Hedge Agreements; (xii) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts; and (xiii) all Guaranty Obligations of such Person; provided, however, that (y) neither trade payables, deferred revenue, taxes nor other similar accrued expenses, in each case arising in the ordinary course of business, shall constitute Indebtedness; and (z) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon.

        "Indemnitees" has the meaning provided in Section 10.02.

        "Insolvency Event" means, with respect to any Person, (i) the commencement of a voluntary case by such Person under the Bankruptcy Code or the seeking of relief by such Person under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States; (ii) the commencement of an involuntary case against such Person under the Bankruptcy Code and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of such Person; (iv) such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a "conservator") of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person; (v) any such proceeding of the type set forth in clause (iv) above is commenced against such Person to the extent such proceeding is consented to by such Person or remains undismissed for a period of 60 days; (vi) such Person is adjudicated insolvent or bankrupt; (vii) any order of relief or other order approving any such case or proceeding is entered; (viii) such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 60 days; (ix) such Person makes a general assignment for the benefit of creditors or generally does not pay its debts as such debts become due; or (x) any corporate (or similar organizational) action is taken by such Person for the purpose of effecting any of the foregoing.

        "Inventory" means any "inventory" as such term is now or hereafter defined in the UCC.

        "Investment" means (i) any direct or indirect purchase or other acquisition by a Person of any Equity Interest of any other Person; (ii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand) or extension of credit to, guarantee or assumption of debt or purchase or other acquisition of any other Indebtedness of, any Person by any other Person; or (iii) the purchase, acquisition or investment of or in any stocks, bonds, mutual funds, notes, debentures or other securities, or any deposit account, certificate of deposit or other investment of any kind.

        "LC Documents" means, with respect to any Letter of Credit, any documents executed in connection with such Letter of Credit, including the Letter of Credit itself.

        "LC Fee" means any of the fees payable pursuant to Section 2.06(b) or Section 2.06(c) in respect of Letters of Credit.

        "LC Issuance" means the issuance of any Letter of Credit by the Lender for the account of the Borrower in accordance with the terms of this Agreement, and shall include any amendment thereto that increases the Stated Amount thereof or extends the expiry date of such Letter of Credit.

        "LC Outstandings" means, at any time, the sum, without duplication, of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings with respect to Letters of Credit.

        "LC Request" has the meaning provided in Section 2.02(b).

        "Leaseholds" of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

        "Lender" has the meaning provided in the first paragraph of this Agreement.

        "Letter of Credit" means any Standby Letter of Credit or Commercial Letter of Credit, in each case issued by the Lender under this Agreement pursuant to Section 2.02 for the account of the Borrower.

        "Letter of Credit Sublimit" means an amount equal to $250,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Commitment Amount.

        "Lien" means any mortgage, pledge, security interest, hypothecation, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

        "Liquidity" means, at any time, the sum of (i) the unrestricted cash of the Credit Parties at such time maintained in deposit accounts that are subject to Control Agreements and (ii) the excess of (A) the lesser of (1) the Revolving Commitment Amount and (2) the Borrowing Base at such time over (B) the Revolving Facility Exposure at such time.

        "Loan Documents" means this Agreement, any Notes, the Guaranty, the Security Documents, the Fee Letter, each Letter of Credit, each other LC Document and each Designated Hedge Agreement.

        "Margin Stock" has the meaning provided in Regulation U.

        "Material Adverse Effect" means any or all of the following: (i) any material adverse effect on the business, operations, property, assets, liabilities, financial or other condition or prospects of Holdings or Holdings and its Subsidiaries, taken as a whole; (ii) any material adverse effect on the ability of the Borrower or any other Credit Party to perform its obligations under any of the Loan Documents to which it is a party; (iii) any material adverse effect on the ability of Holdings and its Subsidiaries, taken as a whole, to pay their liabilities and obligations as they mature or become due; or (iv) any material adverse effect on the validity, effectiveness or enforceability, as against any Credit Party, of any of the Loan Documents to which it is a party.

        "Material Indebtedness" means, as to Holdings or any of its Subsidiaries, any particular Indebtedness of Holdings or such Subsidiary (including any Guaranty Obligations) in excess of the aggregate principal amount of $50,000.

        "Material Indebtedness Agreement" means any agreement governing or evidencing any Material Indebtedness.

        "Maximum Rate" has the meaning provided in Section 10.21.

        "Minimum Borrowing Amount" means $100,000 with minimum increments thereafter of $100,000.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Mortgage" means a mortgage, deed of trust or other instrument, substantially in the form of Exhibit G and otherwise in form and substance reasonably satisfactory to the Lender, executed by a Credit Party with respect to a Mortgaged Real Property, as the same may from time to time be amended, restated or otherwise modified.

        "Mortgaged Real Property" means each of the parcels of real property set forth on Schedule 3 , or interests therein, owned or leased by a Credit Party, together with each other parcel of Real Property that shall become subject to a Mortgage after the Closing Date, in each case together with all of such Credit Party's right, title and interest in the improvements and buildings thereon and all appurtenances, easements or other rights belonging thereto.

        "Multi-Employer Plan" means a multi-employer plan, as defined in Section 4001(a)(3) of ERISA to which Holdings or any Subsidiary of Holdings or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

        "Multiple Employer Plan" means an employee benefit plan, other than a Multi-Employer Plan, to which Holdings or any Subsidiary of Holdings or any ERISA Affiliate, and one or more employers other than Holdings or a Subsidiary of Holdings or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which Holdings or a Subsidiary of Holdings or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

        "1934 Act" means the Securities Exchange Act of 1934, as amended.

        "Note" means a Revolving Facility Note.

        "Notice of Borrowing" has the meaning provided in Section 2.03(b).

        "Notice Office" means the office of the Lender at 127 Public Square, Cleveland, Ohio 44114, Attention: Paulette Murray (facsimile: (216) 689-5962), or such other office as the Lender may designate in writing to the Borrower from time to time.

        "Obligations" means, collectively, (i) all Indebtedness incurred by the Borrower to the Lender pursuant to this Agreement and includes the principal of, and interest on, any Note; (ii) each extension, renewal or refinancing thereof in whole or in part; (iii) the commitment and other fees, and any prepayment fees payable hereunder; (iv) all obligations and liabilities of Holdings or any of its Subsidiaries now existing or hereafter incurred under, arising out of, or in connection with any Designated Hedge Agreement; (v) every other amount, indemnity, reimbursement obligation or other liability, now or hereafter owing to the Lender or any Affiliate of the Lender by any Credit Party, and includes, without limitation, every amount, indemnity, reimbursement obligation or other liability, whether owing by only such Credit Party or by such Credit Party with one or more others in a several, joint or joint and several capacity, whether owing absolutely or contingently, whether created by note, overdraft, guaranty of payment or other contract or by quasi-contract, tort, statute or other operation of law, whether incurred directly to the Lender (or any Affiliate thereof) or acquired by the Lender (or any Affiliate thereof) by purchase, pledge or otherwise and whether participated to or from the Lender (or any Affiliate thereof) in whole or in part (including, but not limited to, interest and fees that accrue after the commencement by or against any Credit Party of any insolvency proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code); and (vi) all Related Expenses.

        "Operating Lease" as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of that Person.

        "Organizational Documents" means, with respect to any Person (other than an individual), such Person's Articles (Certificate) of Incorporation, or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and, in the case of any partnership, includes any partnership agreement, and in the case of a limited liability company, includes any operating agreement, and, in each case, any amendments to any of the foregoing.

        "Payment Office" means the office of the Lender at 127 Public Square, Cleveland, Ohio 44114, Attention: Paulette Murray (facsimile: (216) 689-5962), or such other office(s), as the Lender may designate to the Borrower in writing from time to time.

        "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

        "Perfection Certificate" has the meaning provided in the Security Agreement.

        "Permitted Creditor Investment" means any securities (whether debt or equity) received by Holdings or any of its Subsidiaries in connection with the bankruptcy or reorganization of any customer or supplier of Holdings or any such Subsidiary and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

        "Permitted Discretion" means the Lender acting in a commercially reasonably manner consistent with its customary business practice.

        "Permitted Lien" means any Lien permitted by Section 7.03.

        "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

        "Plan" means any Multi-Employer Plan or Single-Employer Plan.

        "primary Indebtedness" has the meaning provided in the definition of "Guaranty Obligations."

        "primary obligor" has the meaning provided in the definition of "Guaranty Obligations."

        "Prohibited Transaction" means a transaction with respect to a Plan that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

        "RCRA" means the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. § 6901 et seq.

        "Real Property" of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

        "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

        "Regulation Z" means Regulation Z of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

        "Related Expenses" means any and all reasonable costs, liabilities and expenses (including, without limitation, losses, damages, penalties, claims, actions, attorneys' fees, legal expenses, judgments, suits, and disbursements) (i) incurred by, imposed upon, or asserted against, the Lender or any Affiliate of the Lender in any attempt by the Lender or any Affiliate of Lender to (A) obtain, preserve, perfect or enforce any security interest evidenced by this Agreement or any Loan Document; (B) obtain payment, performance or observance of any and all of the Obligations and/or any of the Loan Documents (or any provision thereof); or (C) maintain, insure, audit, collect, preserve, repossess or dispose of any of the collateral securing the Obligations or any thereof, including, without limitation, costs and expenses for appraisals, assessments, and audits of the Borrower or any such collateral; or (ii) incidental or related to (i) above, including, without limitation, interest thereupon from the date incurred, imposed, or asserted until paid at the Default Rate.

        "Related Parties" means, with respect to any Person, such Person's Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

        "Reportable Event" means an event described in Section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under subsection .22, ..23, .25, .27, .28, .29, .30, .31, .32, .34, .35, .62, .63, .64, .65 or .67 of PBGC Regulation Section 4043.

        "Reserves" means any and all reserves which the Lender deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Obligations, banking services reserves, reserves for rent at locations leased by any Credit Party and for consignee's, warehousemen's and bailee's charges, reserves for dilution of Accounts, reserves for rate management transactions, reserves for contingent liabilities of any Credit Party, reserves for uninsured losses of any Credit Party and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Credit Party.

        "Restricted Payment" means (i) any Capital Distribution; or (ii) any amount paid by Holdings or any of its Subsidiaries in repayment, redemption, retirement, repurchase, direct or indirect, of any Subordinated Indebtedness.

        "Revolving Commitment" means the obligation hereunder of the Lender, during the Revolving Facility Availability Period, to make Revolving Loans up to an aggregate principal amount outstanding at any time equal to the Revolving Commitment Amount.

        "Revolving Commitment Amount" means an amount equal to $3,500,000.

        "Revolving Facility Availability Period" means the period from the Closing Date until the Revolving Facility Termination Date.

        "Revolving Facility Exposure" means, at any time, the sum of (i) the aggregate principal amount of Revolving Loans outstanding at such time and (ii) the LC Outstandings at such time.

        "Revolving Facility Note" means a promissory note substantially in the form of Exhibit A.

        "Revolving Facility Termination Date" means the earlier of (i) the Revolving Maturity Date, and (ii) the date that the Revolving Commitment has been terminated pursuant to Section 8.02.

        "Revolving Loan" means any loan made by the Lender pursuant to Section 2.01.

        "Revolving Maturity Date" means December 19, 2006.

        "Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by Holdings or any Subsidiary of Holdings of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between Holdings and a Subsidiary or between Subsidiaries), which property has been or is to be sold or transferred by Holdings or such Subsidiary to such Person.

        "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., and its successors.

        "SEC" means the United States Securities and Exchange Commission.

        "Security Agreement" has the meaning provided in Section 4.01(iii).

        "Security Documents" means the Security Agreement, each Mortgage, each Collateral Access Agreement, each Additional Security Document, any UCC financing statement, any Control Agreement, any Collateral Assignment, any Perfection Certificate and any document pursuant to which any Lien is granted or perfected by any Credit Party to the Lender as security for any of the Obligations.

        "Single-Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, to which Holdings, any Subsidiary of Holdings or any ERISA Affiliate is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which Holdings, any Subsidiary of Holdings or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

        "Standard Permitted Lien" means any of the following: (i) Liens for taxes not yet delinquent or Liens for taxes, assessments or governmental charges being contested in good faith and by appropriate proceedings for which adequate reserves in accordance with GAAP have been established; (ii) Liens in respect of property or assets imposed by law that were incurred in the ordinary course of business, such as carriers', suppliers', warehousemen's, materialmen's and mechanics' Liens and other similar Liens arising in the ordinary course of business, that do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries and do not secure any Indebtedness; (iii) Liens created by this Agreement or the other Loan Documents; (iv) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.01(g); (v) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security, and mechanic's Liens, carrier's Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, surety, appeal, customs, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements; (vi) easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other persons, and obligations contained in similar instruments or the Title Policy, in each case that do not secure Indebtedness and do not involve, and are not likely to involve at any future time, either individually or in the aggregate, (A) a substantial and prolonged interruption or disruption of the business activities of the Borrower and its Subsidiaries considered as an entirety, or (B) a Material Adverse Effect; (vii) Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) not in violation of the requirements of this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor); and (viii) rights of consignors of goods, whether or not perfected by the filing of a financing statement under the UCC.

        "Standby Letter of Credit" means any standby letter of credit issued for the purpose of supporting workers compensation, liability insurance, releases of contract retention obligations, contract performance guarantee requirements and other bonding obligations or for other lawful purposes.

        "Stated Amount" of each Letter of Credit shall mean the maximum amount available to be drawn thereunder (regardless of whether any conditions or other requirements for drawing could then be met).

        "Subordinated Indebtedness" means any Indebtedness that has been subordinated to the prior payment in full of all of the Obligations pursuant to a written agreement or written terms acceptable to the Lender.

        "Subordinated Obligations" has the meaning provided in Section 9.02(a).

        "Subsidiary" of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary Voting Power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have Voting Power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, owns more than 50% of the Equity Interests of such Person at the time or in which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has the power to direct the policies, management and affairs thereof. Unless otherwise expressly provided, all references herein to "Subsidiary" shall mean a Subsidiary of Holdings.

        "Synthetic Lease" means any lease (i) that is accounted for by the lessee as an Operating Lease, and (ii) under which the lessee is intended to be the "owner" of the leased property for federal income tax purposes.

        "Taxes" has the meaning provided in Section 3.02(a).

        "Testing Period" means a single period consisting of the four consecutive fiscal quarters of Holdings then last ended (whether or not such quarters are all within the same fiscal year), except that if a particular provision of this Agreement indicates that a Testing Period shall be of a different specified duration, such Testing Period shall consist of the particular fiscal quarter or quarters then last ended that are so indicated in such provision.

        "Title Company" has the meaning specified in Section 6.10(c)(i).

        "Title Policy" has the meaning specified in Section 6.10(c)(i).

        "UCC" means the Uniform Commercial Code as in effect from time to time. Unless otherwise specified, the UCC shall refer to the UCC as in effect in the State of New York.

        "Unfunded Benefit Liabilities" of any Plan means the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

        "United States" and "U.S." each means United States of America.

        "Unpaid Drawing" means, with respect to any Letter of Credit, the aggregate amount of the draws made on such Letter of Credit that have not been reimbursed by the Borrower or converted to a Revolving Loan pursuant to Section 2.02(d), and, in each case, all interest that accrues thereon pursuant to this Agreement.

        "Unused Revolving Commitment" means, at any time, the excess of (i) the Revolving Commitment Amount at such time over (ii) the Revolving Facility Exposure at such time.

        "USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

        "Voting Power" means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

        Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each means "to but excluding" and the word "through" means "through and including."

        Section 1.03 Accounting Terms. Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

        Section 1.04 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all Real Property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, and (f) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced.

ARTICLE II.

THE TERMS OF THE CREDIT FACILITY

        Section 2.01 Revolving Facility. During the Revolving Facility Availability Period the Lender agrees, on the terms and conditions set forth in this Agreement, to make a Revolving Loan or Revolving Loans to the Borrower from time to time which Revolving Loans (i) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; and (ii) shall not be made if, after giving effect to any such Revolving Loan, (A) the Revolving Facility Exposure would exceed the lesser of (x) the Revolving Commitment Amount or (y) the Borrowing Base, or (B) the Borrower would be required to prepay Revolving Loans or cash collateralize Letters of Credit pursuant to Section 2.08(b).

        Section 2.02 Letters of Credit.

        (a) LC Issuances. During the Revolving Facility Availability Period, the Borrower may request that the Lender at any time and from time to time issue, for the account of the Borrower, and subject to and upon the terms and conditions herein set forth, the Lender agrees to issue from time to time Letters of Credit denominated and payable in Dollars and in each case in such form as may be approved by the Lender; provided, however, that notwithstanding the foregoing, no LC Issuance shall be made if, after giving effect thereto, (i) the LC Outstandings would exceed the Letter of Credit Sublimit, (ii) the Revolving Facility Exposure would exceed the lesser of (x) the Revolving Commitment Amount or (y) the Borrowing Base, or (iii) the Borrower would be required to prepay Revolving Loans or cash collateralize Letters of Credit pursuant to Section 2.08(b). Each Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than the earlier of (y) one year from the date of issuance thereof, or (z) 30 Business Days prior to the Revolving Facility Termination Date.

        (b) LC Requests. Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Lender written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Lender) which, if in the form of written notice, shall be substantially in the form of Exhibit B-1 (each such request, a "LC Request"), or transmit by electronic communication, prior to 11:00 A.M. (local time at the Notice Office) at least three Business Days (or such shorter period as may be acceptable to the Lender) prior to the proposed date of issuance (which shall be a

Business Day), which LC Request shall include such supporting documents that the Lender customarily requires in connection therewith. In the event of any inconsistency between any of the terms or provisions of any LC Document and the terms and provisions of this Agreement respecting Letters of Credit, the terms and provisions of this Agreement shall control.

        (c) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the Lender, when a Letter of Credit is issued, (i) the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance (including the International Chamber of Commerce's decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each Commercial Letter of Credit.

        (d) Reimbursement Obligations.

        (i) The Borrower hereby agrees to reimburse the Lender, by making payment directly to the Lender in immediately available funds at the Payment Office, for any Unpaid Drawing with respect to any Letter of Credit immediately after, and in any event on the date on which, the Lender notifies the Borrower of such payment or disbursement (which notice to the Borrower shall be delivered reasonably promptly after any such payment or disbursement), such payment to be made in Dollars, with interest on the amount so paid or disbursed by the Lender, to the extent not reimbursed prior to 1:00 P.M. (local time at the Payment Office) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date the Lender is reimbursed therefor at a rate per annum that shall be the rate then applicable to Revolving Loans pursuant to Section 2.05(a) or, if not reimbursed on the date of such payment or disbursement, at the Default Rate, any such interest also to be payable on demand. If by 11:00 A.M. on the Business Day immediately following notice to it of its obligation to make reimbursement in respect of an Unpaid Drawing, the Borrower has not made such reimbursement out of its available cash on hand or a contemporaneous Borrowing hereunder (if such Borrowing is otherwise available to the Borrower), (x) the Borrower will in each case be deemed to have given a Notice of Borrowing for Revolving Loans in an aggregate principal amount sufficient to reimburse such Unpaid Drawing, (y) the Lender shall, unless it is legally prohibited from doing so, make the Revolving Loans contemplated by such deemed Notice of Borrowing (which Revolving Loans shall be considered made under Section 2.01), and (z) the proceeds of such Revolving Loans shall be disbursed directly to the Lender to the extent necessary to effect such reimbursement and repayment of the Unpaid Drawing, with any excess proceeds to be made available to the Borrower.

        (ii) Obligations Absolute. The Borrower's obligation under this Section to reimburse the Lender with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that the Borrower shall not be obligated to reimburse the Lender for any wrongful payment made by the Lender under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Lender.

        Section 2.03 Notice of Borrowing.

        (a) Time of Notice. Each Borrowing of a Revolving Loan shall be made upon notice in the form provided for below which shall be provided by the Borrower to the Lender at its Notice Office prior to 11:00 A.M. (local time at its Notice Office) on the proposed date of such Borrowing.

        (b) Notice of Borrowing. Each request for a Borrowing shall be made by an Authorized Officer of the Borrower by delivering written notice of such request substantially in the form of Exhibit B-2 (each such notice, a "Notice of Borrowing") or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Borrower of a Notice of Borrowing), and in any event each such request shall be irrevocable and shall specify (i) the aggregate principal amount of the Revolving Loan to be made pursuant to such Borrowing and (ii) the date of the Borrowing (which shall be a Business Day). Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Lender may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Lender in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Lender's record of the terms of such telephonic notice shall be conclusive absent manifest error.

        (c) Minimum Borrowing Amount. The aggregate principal amount of each Borrowing by the Borrower shall not be less than the Minimum Borrowing Amount.

        (d) Maximum Borrowings. More than one Borrowing may be incurred by the Borrower on any day.

        Section 2.04 Evidence of Obligations.

        (a) Loan Accounts of the Lender. The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrower to the Lender resulting from (i) each Revolving Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder and (ii) the amount and other details of with respect to each Letter of Credit issued hereunder.

        (b) Effect of Loan Accounts, etc. The entries made in the accounts maintained pursuant to Section 2.04(a) shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, that the failure of the Lender to maintain such accounts or any error (other than manifest error) therein shall not in any manner affect the obligation of any Credit Party to repay or prepay the Revolving Loans or the other Obligations in accordance with the terms of this Agreement.

        (c) Note. To evidence the Borrower's obligation to repay the Revolving Loans, the Borrower will execute and deliver to the Lender a Revolving Facility Note in the principal amount of the Revolving Commitment Amount.

        Section 2.05 Interest; Default Rate.

        (a) Interest on Revolving Loans. The outstanding principal amount of each Revolving Loan made by the Lender shall bear interest at the Base Rate plus 2%.

        (b) Default Interest. Notwithstanding the above provisions, if an Event of Default is in existence, (i) all outstanding amounts of principal and, to the extent permitted by law, all overdue interest, in respect of each Revolving Loan shall bear interest, payable on demand, at a rate per annum equal to the

Default Rate, and (ii) the LC Fees shall be increased by an additional 1% per annum in excess of the LC Fees otherwise applicable thereto. In addition, if any amount (other than amounts as to which the foregoing subparts (i) and (ii) are applicable) payable by the Borrower under the Loan Documents is not paid when due, such amount shall bear interest, payable on demand, at a rate per annum equal to the Default Rate.

        (c) Accrual and Payment of Interest. Interest shall accrue from and including the date of any Borrowing to but excluding the date of any prepayment or repayment thereof and shall be payable by the Borrower: (i) quarterly on the last Business Day of each March, June, September and December and (ii) at maturity (whether by acceleration or otherwise) and after such maturity or, in the case of any interest payable pursuant to Section 2.05(b), on demand.

        (d) Computations of Interest. All computations of interest on Revolving Loans and Unpaid Drawings hereunder shall be made on the actual number of days elapsed in a year of 365 days (or 366 days in case of a leap year).

        Section 2.06 Fees.

        (a) Commitment Fee. The Borrower agrees to pay to the Lender as consideration for the Revolving Commitment of the Lender, a commitment fee (the "Commitment Fee") for the period from the Closing Date to, but not including, the Revolving Facility Termination Date, computed for each day at a rate per annum equal to (i) 0.50% times (ii) the Unused Revolving Commitment in effect on such day. The accrued Commitment Fee shall be due and payable in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date.

        (b) LC Fees. The Borrower agrees to pay to the Lender a fee in respect of each Letter of Credit issued hereunder in an amount equal to (A) the Base Rate plus 2% times (B) the Stated Amount of such Letter of Credit. The foregoing fees shall be payable on the date of issuance of such Letter of Credit.

        (c) Fronting Fees. The Borrower agrees to pay the Lender a fee in respect of each Letter of Credit issued by it, payable on the date of issuance (or any increase in the amount, or renewal or extension) thereof, computed at the rate of 1/4th of 1% per annum on the Stated Amount thereof for the period from the date of issuance (or increase, renewal or extension) to the expiration date thereof (including any extensions of such expiration date which may be made at the election of the beneficiary thereof).

        (d) Additional Charges of the Lender. The Borrower agrees to pay the Lender upon each LC Issuance, drawing under, or amendment, extension, renewal or transfer of, a Letter of Credit issued by it such amount as shall at the time of such LC Issuance, drawing under, amendment, extension, renewal or transfer be the processing charge that the Lender is customarily charging for issuances of, drawings under or amendments, extensions, renewals or transfers of, letters of credit issued by it.

        (e) Lender Fees. The Borrower shall pay to the Lender, on the Closing Date and thereafter, for its own account, the fees set forth in the Fee Letter.

        (f) Computations of Fees. All computations of LC Fees, the Commitment Fee and other Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

        Section 2.07 Termination and Reduction of Revolving Commitment.

        (a) Mandatory Termination of Revolving Commitment. The Revolving Commitment shall terminate on the Revolving Facility Termination Date.

        (b) Voluntary Termination of the Revolving Commitment. Upon at least three Business Days' prior irrevocable written notice (or telephonic notice confirmed in writing) to the Lender at its Notice Office, the Borrower shall have the right to terminate in whole the Revolving Commitment, provided that (i) all outstanding Revolving Loans and Unpaid Drawings are contemporaneously prepaid in accordance with Section 2.08 and (ii) either there are no outstanding Letters of Credit or the Borrower shall contemporaneously cause all outstanding Letters of Credit to be surrendered for cancellation.

        Section 2.08 Voluntary, Scheduled and Mandatory Prepayments of Revolving Loans.

        (a) Voluntary Prepayments. The Borrower shall have the right to prepay any of the Revolving Loans owing by it, in whole or in part, without premium or penalty from time to time. The Borrower shall give the Lender at the Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Lender) of its intent to prepay the Revolving Loans, the amount of such prepayment and the specific Borrowing(s) pursuant to which the prepayment is to be made, which notice shall be received by the Lender by 11:00 A.M. (local time at the Notice Office) on the date of such prepayment, provided that each partial prepayment shall be in an aggregate principal amount of at least $100,000 and thereafter in minimum increments of at least $100,000.

        (b) Mandatory Payments. The Revolving Loans shall be subject to mandatory repayment or prepayment (in the case of any partial prepayment conforming to the requirements as to the amounts of partial prepayments set forth in Section 2.08(a) above), and the LC Outstandings shall be subject to cash collateralization requirements, in accordance with the following provisions:

        (i) Revolving Facility Termination Date. The entire principal amount of all outstanding Revolving Loans shall be repaid in full on the Revolving Facility Termination Date.

        (ii) Loans Exceed the Revolving Commitment. If on any date (after giving effect to any other payments on such date) the Revolving Facility Exposure exceeds the lesser of (A) the Revolving Commitment Amount or (ii) the Borrowing Base, then the Borrower shall, on such day, prepay on such date the principal amount of Revolving Loans and, after Revolving Loans have been paid in full, Unpaid Drawings, in an aggregate amount at least equal to such excess.

        (iii) LC Outstandings Exceed Letter of Credit Sublimit. If on any date the LC Outstandings exceed the Letter of Credit Sublimit, then the Borrower shall, on such day, pay to the Lender an amount in cash equal to such excess and the Lender shall hold such payment as security for the reimbursement obligations of the Borrower hereunder in respect of Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Lender and the Borrower (which shall permit certain investments in Cash Equivalents satisfactory to the Lender and the Borrower until the proceeds are applied to any Unpaid Drawings or to any other Obligations in accordance with any such cash collateral agreement).

        (c) Other Compensation. Any prepayment made pursuant to this Section 2.08 shall be accompanied by any amounts payable in respect thereof under Article III.

        Section 2.09 Method and Place of Payment.

        (a) Generally. All payments made by the Borrower hereunder (including any payments made with respect to the Borrower Guaranteed Obligations under Section 2.10) under any Note or any other Loan Document, shall be made without setoff, counterclaim or other defense.

        (b) Payment of Obligations. Except as specifically set forth elsewhere in this Agreement, all payments under this Agreement with respect to any of the Obligations shall be made to the Lender on the date when due and shall be made at the Payment Office in immediately available funds and shall be made in Dollars.

        (c) Timing of Payments. Any payments under this Agreement that are made later than 11:00 A.M. (local time at the Payment Office) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

        Section 2.10 Guaranty by the Borrower.

        (a) Borrower Guaranteed Obligations. The Borrower hereby unconditionally guarantees, for the benefit of the Lender, all of the following (collectively, the "Borrower Guaranteed Obligations"): all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing owing by any Subsidiary of the Borrower under any Designated Hedge Agreement or any other document or agreement executed and delivered in connection therewith to any Designated Hedge Creditor whether now existing, or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code. Upon failure by any Credit Party to pay punctually any of the Borrower Guaranteed Obligations, the Borrower shall forthwith on demand by the Lender pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any other applicable agreement or instrument.

        (b) Additional Undertaking. As a separate, additional and continuing obligation, the Borrower unconditionally and irrevocably undertakes and agrees, for the benefit of the Lender that, should any Borrower Guaranteed Obligations not be recoverable from the Borrower under Section 2.10(a) for any reason whatsoever (including, without limitation, by reason of any provision of any Loan Document or any other agreement or instrument executed in connection therewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any notice or knowledge thereof by the Lender, any of its respective Affiliates, or any other person, at any time, the Borrower as sole, original and independent obligor, upon demand by the Lender, will make payment to the Lender of all such obligations not so recoverable by way of full indemnity, in such manner as is provided in the Loan Documents or any other applicable agreement or instrument.

        (c) Guaranty Unconditional. The obligations of the Borrower under this Section 2.10 shall be unconditional and absolute and, without limiting the generality of the foregoing shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:

        (i) any extension, renewal, settlement, compromise, waiver or release in respect to the Borrower Guaranteed Obligations under any agreement or instrument, by operation of law or otherwise;

        (ii) any modification or amendment of or supplement to this Agreement, any Note, any other Loan Document, or any agreement or instrument evidencing or relating to any Borrower Guaranteed Obligation;

        (iii) any release, non-perfection or invalidity of any direct or indirect security for the Borrower Guaranteed Obligations under any agreement or instrument evidencing or relating to any Borrower Guaranteed Obligations;

        (iv) any change in the corporate existence, structure or ownership of any Credit Party or other Subsidiary or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Credit Party or other Subsidiary or its assets or any resulting release or discharge of any obligation of any Credit Party or other Subsidiary contained in any agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations;

        (v) the existence of any claim, set-off or other rights which the Borrower may have at any time against any other Credit Party, the Lender, any Affiliate of the Lender or any other Person, whether in connection herewith or any unrelated transactions;

        (vi) any invalidity or unenforceability relating to or against any other Credit Party for any reason of any agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations, or any provision of applicable law or regulation purporting to prohibit the payment by any Credit Party of any of the Borrower Guaranteed Obligations; or

        (vii) any other act or omission of any kind by any other Credit Party, the Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 2.10, constitute a legal or equitable discharge of the Borrower's obligations under this Section other than the irrevocable payment in full of all Borrower Guaranteed Obligations.

        (d) Borrower Obligations to Remain in Effect; Restoration. The Borrower's obligations under this Section 2.10 shall remain in full force and effect until the Revolving Commitment shall have terminated, and the principal of and interest on any Notes and other Borrower Guaranteed Obligations, and all other amounts payable by the Borrower, any other Credit Party or other Subsidiary, under the Loan Documents or any other agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations, shall have been paid in full. If at any time any payment of any of the Borrower Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Credit Party, the Borrower's obligations under this Section 2.10 with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

        (e) Waiver of Acceptance, etc. The Borrower irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any other Credit Party or any other Person, or against any collateral or guaranty of any other Person.

        (f) Subrogation. Until the indefeasible payment in full of all of the Obligations and the termination of the Revolving Commitment hereunder, the Borrower shall have no rights, by operation of law or otherwise, upon making any payment under this Section to be subrogated to the rights of the payee against any other Credit Party with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any such Credit Party in respect thereof.

        (g) Effect of Stay. In the event that acceleration of the time for payment of any amount payable by any Credit Party under any of the Borrower Guaranteed Obligations is stayed upon insolvency, bankruptcy or reorganization of such Credit Party, all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations shall nonetheless be payable by the Borrower under this Section 2.10 forthwith on demand by the Lender.

ARTICLE III.

ADDITIONAL AMOUNTS, NET PAYMENTS AND INCREASED COSTS

        Section 3.01 Additional Amounts.

        (a) If the Lender shall have determined that after the Closing Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged by law with the interpretation or administration thereof, or compliance by the Lender or its parent corporation with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case made subsequent to the Closing Date, has or would have the effect of reducing by an amount reasonably deemed by the Lender to be material to the rate of return on the Lender's or its parent corporation's capital or assets as a consequence of the Lender's commitments or obligations hereunder to a level below that which the Lender or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration the Lender's or its parent corporation's policies with respect to capital adequacy), then from time to time, within 15 days after demand by the Lender (with a copy to the Lender), the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender or its parent corporation for such reduction. The Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 3.01(a), will give prompt written notice thereof to the Borrower, which notice shall set forth, in reasonable detail, the basis of the calculation of such additional amounts, which basis must be reasonable, although the failure to give any such notice shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 3.01(a) upon the subsequent receipt of such notice.

        (b) Notwithstanding anything in this Agreement to the contrary, (i) the Lender shall not be entitled to compensation or payment or reimbursement of other amounts under Section 3.01(a) or Section 3.03 for any amounts incurred or accruing more than 90 days prior to the giving of notice to the Borrower of additional costs or other amounts of the nature described in such Sections, and (ii) the Lender shall not demand compensation for any reduction referred to in Section 3.01(a) or payment or reimbursement of other amounts under Section 3.03 if it shall not at the time be the general policy or practice of the Lender to demand such compensation, payment or reimbursement in similar circumstances under comparable provisions of other credit agreements.

        Section 3.02 Net Payments.

        (a) All payments made by the Borrower hereunder, under any Note or any other Loan Document, including all payments made by the Borrower pursuant to its guaranty obligations under Section 2.10, will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in this Section 3.02(a), any tax imposed on or measured by the net income or net profits of the Lender and franchise taxes imposed on it pursuant to the laws of the jurisdiction under which the Lender is organized or the jurisdiction in which the principal office of the Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes and such additional amounts (including additional amounts to compensate for withholding on amounts paid pursuant to this Section 3.02(a)) as may be necessary so that every payment by it of all amounts due hereunder, under any Note or under any other Loan Document, after withholding or deduction for or on account of any Taxes will not be less than the amount provided for herein or in such Note or in such other Loan Document. The Borrower will indemnify and hold harmless the Lender and reimburse the Lender upon its written request, for the amount of any Taxes imposed on and paid by the Lender. If any amounts are payable in respect of Taxes pursuant to this Section 3.02(a), the Borrower agrees to reimburse the Lender, upon the written request of the Lender, for taxes imposed on or measured by the net income, profits or franchise of the Lender pursuant to the laws of the jurisdiction in which the Lender is organized or in which the principal office of the Lender is located or under the laws of any political subdivision or taxing authority therein, and for any withholding of taxes as the Lender shall determine are payable by, or withheld from, the Lender in respect of such reimbursement of taxes, which request shall be accompanied by a statement from the Lender setting forth, in reasonable detail, the computations used in determining such amounts. The Borrower will furnish to the Lender within 45 days after the date the payment of any Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law certified copies of tax receipts, or other evidence satisfactory to the Lender, evidencing such payment by the Borrower.

        (b) If the Lender, in its sole opinion, determines that it has finally and irrevocably received or been granted a refund in respect of any Taxes as to which indemnification has been paid by the Borrower pursuant to Section 3.02(a), it shall promptly remit such refund (including any interest received in respect thereof), net of all out-of-pocket costs and expenses to the Borrower; provided, however, that the Borrower agrees to promptly return any such refund (plus interest) to the Lender in the event the Lender is required to repay such refund to the relevant taxing authority. The Lender shall provide the Borrower with a copy of any notice of assessment from the relevant taxing authority (redacting any unrelated confidential information contained therein) requiring repayment of such refund. Nothing contained herein shall impose an obligation on the Lender to apply for any such refund.

        Section 3.03 Increased Costs for LC Issuances. If after the Closing Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency (in each case made subsequent to the Closing Date) shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by the Lender's participation therein, or (ii) impose on the Lender any other conditions affecting this Agreement, any Letter of Credit or the Lender's participation therein; and the result of any of the foregoing is to increase the cost to the Lender of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Lender hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges), then, upon demand to the Borrower by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction. A certificate submitted to the Borrower by the Lender setting forth, in reasonable detail, the basis for the determination of such additional amount or amounts necessary to compensate the Lender as aforesaid shall be conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish the Borrower's obligations to pay additional amounts pursuant to this Section 3.03.

ARTICLE IV.

CONDITIONS PRECEDENT

        Section 4.01 Conditions Precedent at Closing Date. The obligation of the Lender to make Revolving Loans and to issue Letters of Credit, is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

        (i) Credit Agreement. This Agreement shall have been executed by Holdings, the Borrower and the Lender.

        (ii) Notes. The Borrower shall have executed and delivered to the Lender a Note evidencing the Revolving Commitment Amount.

        (iii) Security Agreement. Each Credit Party shall have duly executed and delivered a Pledge and Security Agreement (the "Security Agreement"), substantially in the form attached as Exhibit C, and shall have delivered to the Lender the shares pledged thereunder, together with any applicable share transfer power duly executed in blank, and any promissory notes or other instruments pledged thereunder, together with endorsements thereof in blank, in each case in form and substance satisfactory to the Lender. Each Credit Party shall have duly executed and delivered all of the following in connection therewith, each of which shall be in form and substance satisfactory to the Lender: (A) the Control Agreements required pursuant to the terms of the Security Agreement, duly executed by the appropriate depositary institution, securities intermediary or issuer as the case may be, (B) the Collateral Assignments required pursuant to the terms of the Security Agreement, and (C) a Perfection Certificate.

        (iv) Closing Date Mortgages. Each Credit Party, as appropriate, shall have (A) executed and delivered to the Lender a Mortgage, in form and substance satisfactory to the Lender, with respect to each Mortgaged Real Property of such Credit Party owned as of the Closing Date, and (B) provided to the Lender all of the other items required to be provided with respect to each such Mortgaged Real Property pursuant to Section 6.10(c), each of which shall be in form and substance satisfactory to the Lender.

        (v) Fees and Fee Letters. The Borrower shall have (A) executed and delivered to the Lender the Fee Letter and shall have paid to the Lender, for its own account, the fees required to be paid by it on the Closing Date and (B) paid or caused to be paid all fees and expenses of the Lender and of special counsel to the Lender that have been invoiced on or prior to the Closing Date in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby.

        (vi) Corporate Resolutions and Approvals. The Lender shall have received certified copies of the resolutions of the Board of Directors of each Credit Party approving the Loan Documents to which such Credit Party, as the case may be, is or may become a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the execution, delivery and performance by such Credit Party of the Loan Documents to which it is or may become a party.

        (vii) Incumbency Certificates. The Lender shall have received a certificate of the Secretary or an Assistant Secretary of each Credit Party certifying the names and true signatures of the officers of such Credit Party, as the case may be, authorized to sign the Loan Documents to which such Credit Party is a party and any other documents to which such Credit Party is a party that may be executed and delivered in connection herewith.

        (viii) Opinions of Counsel. The Lender shall have received such opinions of counsel from counsel to the Credit Parties as the Lender shall request, each of which shall be addressed to the Lender and dated the Closing Date and in form and substance satisfactory to the Lender.

        (ix) Recordation of Security Documents, Delivery of Collateral, Taxes, etc. The Security Documents (or proper notices or UCC financing statements in respect thereof) shall have been duly recorded, published and filed in such manner and in such places as is required by law to establish, perfect, preserve and protect the rights, Liens and security interests of the parties thereto and their respective successors and assigns, all Collateral items required to be physically delivered to the Lender thereunder shall have been so delivered, accompanied by any appropriate instruments of transfer, and all taxes, fees and other charges then due and payable in connection with the execution, delivery, recording, publishing and filing of such instruments and the issuance of the Obligations and the delivery of any Notes shall have been paid in full.

        (x) Evidence of Insurance. The Lender shall have received certificates of insurance naming the Lender as loss payee or additional insured and other evidence, satisfactory to it, of compliance with the insurance requirements of this Agreement and the Security Documents.

        (xi) Search Reports. The Lender shall have received the results of UCC and other search reports from one or more commercial search firms acceptable to the Lender, listing all of the effective financing statements filed against any Credit Party, together with copies of such financing statements.

        (xii) Corporate Charter and Good Standing Certificates. The Lender shall have received: (A) an original certified copy of the Certificate or Articles of Incorporation or equivalent formation document of each Credit Party and any and all amendments and restatements thereof, certified as of a recent date by the relevant Secretary of State; (B) an original good standing certificate from the Secretary of State of the state of incorporation, dated as of a recent date, listing all charter documents affecting such Credit Party and certifying as to the good standing of such Credit Party; and (C) original certificates of good standing from each other jurisdiction in which each Credit Party is authorized or qualified to do business.

        (xiii) Closing Certificate. The Lender shall have received a certificate substantially in the form of Exhibit F, dated the Closing Date, of an Authorized Officer of the Borrower to the effect that, at and as of the Closing Date and both before and after giving effect to the initial Borrowings hereunder and the application of the proceeds thereof: (A) no Default or Event of Default has occurred or is continuing; and (B) all representations and warranties of the Credit Parties contained herein or in the other Loan Documents are true and correct in all material respects as of the Closing Date.

        (xiv) Proceedings and Documents. All corporate and other proceedings and all documents incidental to the transactions contemplated hereby shall be satisfactory in substance and form to the Lender and its special counsel and the Lender shall have received all such counterpart originals or certified or other copies of such documents as the Lender or its special counsel may reasonably request.

        (xv) Material Litigation. The Lender shall be satisfied that there are no actions, suits, investigations or proceedings pending or threatened in any court or before any arbitrator or Governmental Authority (i) that have, or, if determined adversely, could reasonably be expected to have, a Material Adverse Effect or a material adverse effect on any of the transactions contemplated hereby, or (ii) which question the validity or enforceability of any of the Loan Documents or the ability of any Credit Party to perform their respective obligations under the Loan Documents.

        (xvi) Financial Information.  The Lender shall have received (A) the audited consolidated financial statements for the fiscal year ended December 31, 2004, (B) the unaudited quarterly financial statements for the Borrower and its Subsidiaries through the fiscal quarter ended immediately prior to the Closing Date and (C) financial projections for the fiscal year ending December 31, 2006.

        (xvii) Appraisals. The Lender shall have received (at the Borrower's expense) and be satisfied with assets appraisals (including, without limitation, appraisals of the Eligible Real Property and Equipment).

        (xviii) Account and Inventory Reports. The Lender shall have received accounts receivable aging and inventory reports satisfactory to it.

        (xix) Material Adverse Effect. Since December 31, 2004 there shall not have occurred any event or condition that, in the opinion of the Lender, has had or could reasonably be expected to have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of Holdings, the Borrower or any Subsidiary of Holdings.

        (xx) Existing Indebtedness. On the Closing Date, after giving effect to the transactions contemplated herein, Holdings and its Subsidiaries shall have outstanding no Indebtedness other than (A) the Revolving Loans and (B) Indebtedness permitted under Section 7.04. All other Indebtedness and agreements in respect thereof shall be terminated and all Liens securing such Indebtedness shall be released or arrangements, to the satisfaction of the Lender, shall have been made for such release.

        (xxi) Minimum Liquidity. The Borrower shall have provided evidence satisfactory to the Lender that on the Closing Date and after giving effect to the indebtedness to be incurred in connection herewith that the Borrower is in compliance with Section 7.07(a).

        (xxii) Borrowing Base Certificate. The Lender shall have received an executed Borrowing Base Certificate for the month ending November 30, 2005.

        (xxiii) Miscellaneous. The Credit Parties shall have provided to the Lender such other items and shall have satisfied such other conditions as may be reasonably required by the Lender.

        Section 4.02 Conditions Precedent to All Credit Events. The obligations of the Lender to make or participate in each Credit Event is subject, at the time thereof, to the satisfaction of the following conditions:

        (a) Notice. The Lender shall have received, as applicable, (i) a Notice of Borrowing meeting the requirements of Section 2.03(b) with respect to any Borrowing or (ii) an LC Request meeting the requirements of Section 2.02(b) with respect to any LC Issuance.

        (b) No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties of the Credit Parties contained herein or in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made.

        The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Lender that all of the applicable conditions specified in Section 4.01 and Section 4.02 have been satisfied as of the times referred to in such Sections.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

        In order to induce the Lender to enter into this Agreement and to make the Revolving Loans and to issue the Letters of Credit provided for herein, the Borrower and the Credit Parties each makes the following representations and warranties to, and agreements with the Lender, all of which shall survive the execution and delivery of this Agreement and each Credit Event:

        Section 5.01 Corporate Status. Holdings and each of its Subsidiaries (i) is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing or in full force and effect under the laws of the jurisdiction of its formation and has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified or authorized except where the failure to be so qualified would not have a Material Adverse Effect. Schedule 5.01 lists, as of the Closing Date, each Subsidiary of Holdings, the jurisdiction of organization of such Subsidiary and the direct and indirect ownership interest of Holdings therein.

        Section 5.02 Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is party. Each Credit Party has duly executed and delivered each Loan Document to which it is party and each Loan Document to which it is party constitutes the legal, valid and binding agreement and obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

        Section 5.03 No Violation. Neither the execution, delivery and performance by any Credit Party of the Loan Documents to which it is party nor compliance with the terms and provisions thereof (i) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to such Credit Party or its properties and assets, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than the Liens created pursuant to the Security Documents) upon any of the property or assets of such Credit Party pursuant to the terms of any promissory note, bond, debenture, indenture, mortgage, deed of trust, credit or loan agreement, or any other agreement or other instrument, to which such Credit Party is a party or by which it or any of its property or assets are bound or to which it may be subject, or (iii) will violate any provision of the Organizational Documents of such Credit Party.

        Section 5.04 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to (i) the execution, delivery and performance by any Credit Party of any Loan Document to which it is a party or any of its obligations thereunder, or (ii) the legality, validity, binding effect or enforceability of any Loan Document to which any Credit Party is a party, except the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by the Security Documents.

        Section 5.05 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of any Credit Party, threatened with respect to such Credit Party or any of its Subsidiaries (i) that have had, or could reasonably be expected to have, a Material Adverse Effect, or (ii) that question the validity or enforceability of any of the Loan Documents, or of any action to be taken by any of the Credit Parties pursuant to any of the Loan Documents.

        Section 5.06 Use of Proceeds; Margin Regulations.

        (a) The proceeds of all Revolving Loans and LC Issuances shall be utilized to refinance existing senior debt facilities and provide working capital and funds for general corporate purposes, in each case, not inconsistent with the terms of this Agreement.

        (b) No part of the proceeds of any Credit Event will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of Holdings or of Holdings and its consolidated Subsidiaries that are subject to any "arrangement" (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.

        Section 5.07 Financial Statements.

        (a) The Borrower has furnished to the Lender complete and correct copies of (i) the audited consolidated balance sheets of Holdings and its consolidated Subsidiaries for the fiscal year ended December 31, 2004 and the related audited consolidated statements of income, shareholders' equity, and cash flows of Holdings and its consolidated Subsidiaries for the fiscal year of Holdings then ended, accompanied by the report thereon of Freed Maxick Battaglia, CPAs, PC; and (ii) the condensed consolidated balance sheets of Holdings and its consolidated Subsidiaries for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 and the related condensed consolidated statements of income and of cash flows of Holdings and its consolidated Subsidiaries for each of the fiscal periods then ended. All such financial statements have been prepared in accordance with GAAP, consistently applied (except as stated therein), and fairly present the financial position of Holdings and its Subsidiaries as of the respective dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated, subject in the case of any such financial statements that are unaudited, to normal audit adjustments, none of which shall be material. Holdings and its Subsidiaries did not have, as of the date of the latest financial statements referred to above, and will not have as of the Closing Date after giving effect to the incurrence of Revolving Loans or LC Issuances hereunder, any material or significant contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto in accordance with GAAP and that in any such case is material in relation to the business, operations, properties, assets, financial or other condition or prospects of Holdings and its Subsidiaries.

        (b) The financial projections of Holdings and its Subsidiaries for the fiscal year 2006 prepared by Holdings and delivered to the Lender (the "Financial Projections") were prepared on behalf of Holdings in good faith after taking into account historical levels of business activity of Holdings and its Subsidiaries, known trends, including general economic trends, and all other information, assumptions and estimates considered by management of Holdings and its Subsidiaries to be pertinent thereto; provided, however, that no representation or warranty is made as to the impact of future general economic conditions or as to whether Holdings' projected consolidated results as set forth in the Financial Projections will actually be realized, it being recognized by the Lender that such projections as to future events are not to be viewed as facts and that actual results for the periods covered by the Financial Projections may differ materially from the Financial Projections. No facts are known to Holdings as of the Closing Date which, if reflected in the Financial Projections, would result in a material adverse change in the assets, liabilities, results of operations or cash flows reflected therein.

        Section 5.08 Solvency. The Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that the Borrower has incurred to the Lender under the Loan Documents. The Borrower now has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is now solvent and able to pay its debts as they mature and the Borrower, as of the Closing Date, owns property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay the Borrower's debts; and the Borrower is not entering into the Loan Documents with the intent to hinder, delay or defraud its creditors. For purposes of this Section, "debt" means any liability on a claim, and "claim" means (y) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (z) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

        Section 5.09 No Material Adverse Change. Since December 31, 2004, there has been no change in the condition, business, affairs or prospects of Holdings and its Subsidiaries taken as a whole, or their properties and assets considered as an entirety, except for changes none of which, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.

        Section 5.10 Tax Returns and Payments. Holdings and each of its Subsidiaries has filed all federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has paid all taxes and assessments payable by it that have become due, other than those not yet delinquent and except for those contested in good faith. Holdings and each of its Subsidiaries has established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by GAAP. Neither Holdings nor any of its Subsidiaries knows of any proposed assessment for additional federal, foreign or state taxes for any period, or of any basis therefor, which, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as Holdings and its Subsidiaries have made, could reasonably be expected to have a Material Adverse Effect.

        Section 5.11 Title to Properties, etc. Holdings and each of its Subsidiaries has good and marketable title, in the case of Real Property, and good title (or valid Leaseholds, in the case of any leased property), in the case of all other property, to all of its properties and assets free and clear of Liens other than Permitted Liens. The interests of Holdings and its Subsidiaries in the properties reflected in the most recent balance sheet referred to in Section 5.07(a), taken as a whole, were sufficient, in the judgment of

Holdings, as of the date of such balance sheet for purposes of the ownership and operation of the businesses conducted by Holdings and its Subsidiaries.

        Section 5.12 Lawful Operations, etc. Holdings and each of its Subsidiaries: (i) hold all necessary foreign, federal, state, local and other governmental licenses, registrations, certifications, permits and authorizations necessary to conduct its business; and (ii) is in full compliance with all requirements imposed by law, regulation or rule, whether foreign, federal, state or local, that are applicable to it, its operations, or its properties and assets, including, without limitation, applicable requirements of Environmental Laws, except for any failure to obtain and maintain in effect, or noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

        Section 5.13 Environmental Matters.

        (a) Holdings and each of its Subsidiaries is in compliance with all applicable Environmental Laws, except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) would not reasonably be expected to have a Material Adverse Effect. All licenses, permits, registrations or approvals required for the conduct of the business of Holdings and its Subsidiaries under any Environmental Law have been secured and Holdings and its Subsidiaries is in substantial compliance therewith, except for such licenses, permits, registrations or approvals the failure to secure or to comply therewith is not reasonably likely to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has received written notice, or otherwise knows, that it is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which Holdings or such Subsidiary is a party or that would affect the ability of Holdings or such Subsidiary to operate any Real Property and no event has occurred and is continuing that, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as would not reasonably be expected to, in the aggregate, have a Material Adverse Effect. There are no Environmental Claims pending or, to the best knowledge of any Credit Party, threatened wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any Real Property now or at any time owned, leased or operated by Holdings or any of its Subsidiaries or on any property adjacent to any such Real Property, that are known by Holdings or any of its Subsidiaries or as to which Holdings or any of its Subsidiaries has received written notice, that could reasonably be expected: (i) to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any Real Property of Holdings or any of its Subsidiaries; or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

        (b) Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property of Holdings or any of its Subsidiaries or (ii) released on any such Real Property, in each case where such occurrence or event is not in compliance with Environmental Laws and is reasonably likely to have a Material Adverse Effect.

        Section 5.14 Compliance with ERISA. Compliance by each Credit Party with the provisions hereof and Credit Events contemplated hereby will not involve any Prohibited Transaction. Holdings and each of its Subsidiaries and each ERISA Affiliate (i) has fulfilled all obligations under the minimum funding standards of ERISA and the Code with respect to each Plan that is not a Multi-Employer Plan or a Multiple Employer Plan, (ii) has satisfied all contribution obligations in respect of each Multi-Employer Plan and each Multiple Employer Plan, (iii) is in compliance in all material respects with all other applicable provisions of ERISA and the Code with respect to each Plan, each Multi-Employer Plan and each Multiple Employer Plan, and (iv) has not incurred any liability under Title IV of ERISA to the PBGC with respect to any Plan, any Multi-Employer Plan, any Multiple Employer Plan, or any trust established thereunder. No Plan or trust created thereunder has been terminated, and there have been no Reportable Events, with respect to any Plan or trust created thereunder or with respect to any Multi-Employer Plan or Multiple Employer Plan, which termination or Reportable Event will or could give rise to a material liability of Holdings or any ERISA Affiliate in respect thereof. Neither Holdings nor any Subsidiary of Holdings nor any ERISA Affiliate is at the date hereof, or has been at any time within the five years preceding the date hereof, an employer required to contribute to any Multi-Employer Plan or Multiple Employer Plan, or a "contributing sponsor" (as such term is defined in Section 4001 of ERISA) in any Multi-Employer Plan or Multiple Employer Plan. Neither Holdings nor any Subsidiary of Holdings nor any ERISA Affiliate has any contingent liability with respect to any post-retirement "welfare benefit plan" (as such term is defined in ERISA) except as has been disclosed to the Lender in writing.

        Section 5.15 Intellectual Property, etc. Holdings and each of its Subsidiaries has obtained or has the right to use all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others.

        Section 5.16 Investment Company Act, etc. Neither Holdings nor any of its Subsidiaries is subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940, as amended, the Interstate Commerce Act, as amended, the Federal Power Act, as amended, the Public Utility Holding Company Act of 1935, as amended, or any applicable state public utility law.

        Section 5.17 Insurance. A description of all insurance maintained by or on behalf of Holdings and its Subsidiaries as of the Closing Date is set forth on Schedule 5.17. As of the Closing Date, all premiums in respect of such insurance have been paid. Such insurance is provided by insurers and in form and amount and insuring against risks, which, in each case, are generally consistent with industry standards and in compliance with the terms of Section 6.03.

        Section 5.18 Burdensome Contracts; Labor Relations. Neither Holdings nor any of its Subsidiaries (a) is subject to any burdensome contract, agreement, corporate restriction, judgment, decree or order, (b) is a party to any labor dispute affecting any bargaining unit or other group of employees generally, (c) is subject to any material strike, slowdown, workout or other concerted interruptions of operations by employees of Holdings or any Subsidiary, whether or not relating to any labor contracts, (d) is subject to any significant pending or, to the knowledge of any Credit Party, threatened, unfair labor practice complaint, before the National Labor Relations Board, (e) is subject to any significant pending or, to the knowledge of any Credit Party, threatened grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement, (f) is subject to any significant pending or, to the knowledge of any Credit Party, threatened significant strike, labor dispute, slowdown or stoppage, or (g) is, to the knowledge of any Credit Party, involved or subject to any union representation organizing or certification matter with respect to the employees of Holdings or any of its Subsidiaries, except (with respect to any matter specified in any of the above clauses) for such matters as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

        Section 5.19 Security Interests. Once executed and delivered, each of the Security Documents creates, as security for the Secured Obligations (as defined in the Security Agreement), a valid and enforceable, and upon making the filings and recordings referenced in the next sentence, perfected security interest in and Lien on all of the Collateral subject thereto from time to time, in favor of the Lender, superior to and prior to the rights of all third persons and subject to no other Liens, except that the Collateral under the Security Documents may be subject to Permitted Liens. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document that shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof. All recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable legal requirements or other laws applicable to the property encumbered by the Security Documents in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement thereof have been paid.

        Section 5.20 True and Complete Disclosure. All information heretofore or contemporaneously furnished by or on behalf of Holdings or any of its Subsidiaries in writing to the Lender for purposes of or in connection with this Agreement or any transaction contemplated herein, other than the Financial Projections (as to which representations are made only as provided in Section 5.07(b)), is, and all other such information hereafter furnished by or on behalf of such Person in writing to the Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided.

        Section 5.21 Defaults. No Default or Event of Default exists as of the Closing Date hereunder, nor will any Default or Event of Default begin to exist immediately after the execution and delivery hereof.

        Section 5.22 Anti-Terrorism Law Compliance. Neither Holdings nor any of its Subsidiaries is subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits the Lender from making any advance or extension of credit to the Borrower or from otherwise conducting business with Holdings or any of its Subsidiaries.

ARTICLE VI.

AFFIRMATIVE COVENANTS

        The Borrower and the other Credit Parties each hereby covenants and agrees that on the Closing Date and thereafter so long as this Agreement is in effect and until such time as the Revolving Commitment have been terminated, no Notes remain outstanding and the Revolving Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents, have been paid in full:

        Section 6.01 Reporting Requirements. The Borrower will furnish to the Lender:

        (a) Annual Financial Statements. As soon as available and in any event within 90 days after the close of each fiscal year of Holdings, the consolidated balance sheets of Holdings and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, of stockholders' equity and of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the opinion with respect to such consolidated financial statements of independent public accountants of recognized national standing selected by Holdings, which opinion shall be unqualified and shall (i) state that such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Holdings and its consolidated Subsidiaries as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with generally accepted accounting principles, or (ii) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization).

        (b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the close of each of the quarterly accounting periods in each fiscal year of Holdings, the unaudited consolidated balance sheets of Holdings and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated statements of income and of cash flows for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and which shall be certified on behalf of Holdings by the Chief Financial Officer of Holdings, subject to changes resulting from normal year-end audit adjustments.

        (c) Monthly Reporting. Within 30 days of the end of each calendar month (i) a certificate (a "Compliance Certificate"), substantially in the form of Exhibit E, signed by the Chief Financial Officer of Holdings to the effect that (x) no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the actions Holdings has taken or proposes to take with respect thereto, (y) the representations and warranties of the Credit Parties are true and correct in all material respects, except to the extent that any relate to an earlier specified date, in which case, such representations shall be true and correct in all material respects as of the date made, which certificate shall set forth the calculations required to establish compliance with the provision of Section 7.07 and (ii) a Borrowing Base Certificate which certificate shall include all information necessary to calculate the Borrowing Base for such period.

        (d) Officer's Compliance Certificates. At the time of the delivery of the financial statements provided for in subparts (a) and (b) above, a Compliance Certificate signed by the Chief Financial Officer of Holdings to the effect that (i) no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the actions Holdings has taken or proposes to take with respect thereto, and (ii) the representations and warranties of the Credit Parties are true and correct in all material respects, except to the extent that any relate to an earlier specified date, in which case, such representations shall be true and correct in all material respects as of the date made, which certificate shall set forth the calculations required to establish compliance with the provisions of Section 7.07.

        (e) Notices. Promptly, and in any event within three Business Days, after Holdings or any of its Subsidiaries obtains knowledge thereof, notice of:

        (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action Holdings proposes to take with respect thereto;

        (ii) the commencement of, or any other material development concerning, any litigation or governmental or regulatory proceeding pending against Holdings or any of its Subsidiaries or the occurrence of any other event, if the same would be reasonably likely to have a Material Adverse Effect;

        (iii) any significant adverse change in Holdings' or any Subsidiary's relationship with, or any significant event or circumstance which is in Holdings' reasonable judgment likely to adversely affect Holdings' or any Subsidiary's relationship with, (A) any customer (or related group of customers) representing more than 10% of Holdings' consolidated revenues during its most recent fiscal year, or (B) any supplier which is material to the operations of Holdings and its Subsidiaries considered as an entirety;

        (iv) any Lien (other than Liens permitted under Section 7.03) or claim made or asserted against the Collateral;

        (v) any loss or damage or destruction to any Collateral in an amount exceeding $250,000 (irrespective of whether covered by insurance); or

        (vi) any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

        (f) ERISA. Promptly, and in any event within 10 days after Holdings or any Subsidiary of Holdings or any ERISA Affiliate knows of the occurrence of any of the following, Holdings will deliver to the Lender a certificate of an Authorized Officer of Holdings setting forth the full details as to such occurrence and the action, if any, that Holdings or such Subsidiary of Holdings or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given by Holdings or such Subsidiary of Holdings or the ERISA Affiliate to or filed with the PBGC, a Plan participant or the Plan administrator with respect thereto: (i) that a Reportable Event has occurred with respect to any Plan; (ii) the institution of any steps by Holdings, any Subsidiary of Holdings, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (iii) the institution of any steps by Holdings, any Subsidiary of Holdings or any ERISA Affiliate to withdraw from any Multi-Employer Plan or Multiple Employer Plan, if such withdrawal could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA or in Section 4063 of ERISA) in excess of $25,000; (iv) a Prohibited Transaction in connection with any Plan; (v) that a Plan has Unfunded Benefit Liabilities exceeding $25,000; (vi) the cessation of operations at a facility of Holdings, any Subsidiary of Holdings or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (vii) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to a Plan; (viii) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; (ix) the insolvency of or commencement of reorganization proceedings with respect to a Multi-Employer Plan; (x) any material increase in the contingent liability of Holdings or any Subsidiary with respect to any post-retirement welfare liability; or (xi) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

        (g) Environmental Matters. Promptly upon, and in any event within 10 Business Days after, an officer of Holdings or any of its Subsidiaries obtaining knowledge thereof, notice of one or more of the following environmental matters to the extent any of the following could reasonably be expected to have a Material Adverse Effect: (i) any pending or threatened Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned or operated by Holdings or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any Real Property owned or operated by Holdings or any of its Subsidiaries that (A) results in noncompliance by Holdings or any of its Subsidiaries with any applicable Environmental Law or (B) would reasonably be expected to form the basis of a Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property; (iii) any condition or occurrence on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by Holdings or any of its Subsidiaries of such Real Property under any Environmental Law; and (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries as required by any Environmental Law or any governmental or other global agency. All such notices shall describe in reasonable detail the nature of the Environmental Claim, Holdings' or such Subsidiary's response thereto and the potential exposure in Dollars of Holdings and its Subsidiaries with respect thereto.

        (h) SEC Reports and Registration Statements. Promptly after transmission thereof or other filing with the SEC, copies of all registration statements (other than the exhibits thereto and any registration statement on Form S-8 or its equivalent) and all annual, quarterly or current reports that Holdings or any of its Subsidiaries files with the SEC on Form 10-K, 10-Q or 8-K (or any successor forms).

        (i) Annual, Quarterly and Other Reports. Promptly after transmission thereof to its stockholders, copies of all annual, quarterly and other reports and all proxy statements that Holdings furnishes to its stockholders generally.

        (j) Auditors' Internal Control Comment Letters, etc. Promptly upon receipt thereof, a copy of each letter or memorandum commenting on internal accounting controls and/or accounting or financial reporting policies followed by Holdings and/or any of its Subsidiaries which is submitted to Holdings by its independent accountants in connection with any annual or interim audit made by them of the books of Holdings or any of its Subsidiaries.

        (k) Press Releases. Promptly after the release thereof to any news organization or news distribution organization, copies of any press releases and other similar statements intended to be made available generally by Holdings or any of its Subsidiaries to the public concerning material developments relating to Holdings or any of its Subsidiaries.

        (l) Information Relating to Collateral. At the time of the delivery of the annual financial statements provided for in subpart (a) above, a certificate of an Authorized Officer of Holdings (i) setting forth any changes to the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the most recently delivered or updated Perfection Certificate and (ii) certifying that neither Holdings nor any of its Subsidiaries has taken any actions (and is not aware of any actions so taken) to terminate any UCC financing statements or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral, which have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

        (m) Other Notices. Promptly after the transmission or receipt thereof, as applicable, copies of all notices received or sent by Holdings or any Subsidiary to or from the holders of any Material Indebtedness or any trustee with respect thereto.

        (n) Other Information. Within 10 days after a request therefor, such other information or documents (financial or otherwise) relating to Holdings or any of its Subsidiaries as the Lender may reasonably request from time to time.

        Section 6.02 Books, Records and Inspections. Holdings will, and will cause each of its Subsidiaries to, (i) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Holdings or such Subsidiary, as the case may be, in accordance with GAAP; and (ii) permit officers and designated representatives of the Lender to visit and inspect any of the properties or assets of Holdings and its Subsidiaries in whomsoever's possession (but only to the extent Holdings or such Subsidiary has the right to do so to the extent in the possession of another Person), to examine the books of account of Holdings and any of its Subsidiaries, and make copies thereof and take extracts therefrom, and to discuss the affairs, finances and accounts of Holdings and of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants and independent actuaries, if any, all at such reasonable times and intervals and to such reasonable extent as the Lender may request.

        Section 6.03 Insurance.

        (a) Holdings will, and will cause each of its Subsidiaries to, (i) maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by Holdings and its Subsidiaries as of the Closing Date, and (ii) forthwith upon the Lender's written request, furnish to the Lender such information about such insurance as the Lender may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to the Lender and certified by an Authorized Officer of Holdings.

        (b) Holdings will, and will cause each other Credit Party to, at all times keep its and their respective property that is subject to the Lien of any Security Document insured in favor of the Lender, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by Holdings or any such Credit Party) (i) shall be endorsed to the Lender's satisfaction for the benefit of the Lender (including, without limitation, by naming the Lender as loss payee (with respect to Collateral) or, to the extent permitted by applicable law, as an additional insured), (ii) shall state that such insurance policies shall not be canceled without 30 days' prior written notice thereof (or 10 days' prior written notice in the case of cancellation for the non-payment of premiums) by the respective insurer to the Lender, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Lender, and (iv) shall in the case of any such certificates or endorsements in favor of the Lender, be delivered to or deposited with the Lender.

        (c) If Holdings or any other Credit Party shall fail to maintain any insurance in accordance with this Section, or if Holdings or any such Credit Party shall fail to so endorse and deliver or deposit all endorsements or certificates with respect thereto, the Lender shall have the right (but shall be under no obligation) to procure such insurance and Holdings agrees to reimburse the Lender on demand for all costs and expenses of procuring such insurance.

        Section 6.04 Payment of Taxes and Claims. Holdings will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a Lien or charge upon any properties of Holdings or any of its Subsidiaries; provided, however, that neither Holdings nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP. Without limiting the generality of the foregoing, Holdings will, and will cause each of its Subsidiaries to, pay in full all of its wage obligations to its employees in accordance with the Fair Labor Standards Act (29 U.S.C. Sections 206-207) and any comparable provisions of applicable law, in each case to the extent applicable to Holdings or its Subsidiaries.

        Section 6.05 Corporate Franchises. Holdings will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its corporate existence, rights and authority; provided, however, that nothing in this Section shall be deemed to prohibit any transaction permitted by Section 7.02.

        Section 6.06 Good Repair. Holdings will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used or useful in its business in whomsoever's possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses.

        Section 6.07 Compliance with Statutes, etc. Holdings will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, other than those the noncompliance with which would not be reasonably expected to have a Material Adverse Effect.

        Section 6.08 Compliance with Environmental Laws. Without limitation of the covenants contained in Section 6.07:

        (a) Holdings will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws applicable to the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent that such compliance with Environmental Laws is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, and an adverse outcome in such proceedings is not reasonably expected to have a Material Adverse Effect.

        (b) Holdings will keep or cause to be kept, and will cause each of its Subsidiaries to keep or cause to be kept, all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws other than Permitted Liens.

        (c) Neither Holdings nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries or transport or permit the transportation of Hazardous Materials to or from any such Real Property other than in compliance with applicable Environmental Laws and in the ordinary course of business, except for such noncompliance as would not be reasonably expected to have a Material Adverse Effect.

        (d) If required to do so under any applicable order of any Governmental Authority, Holdings will undertake, and cause each of its Subsidiaries to undertake, any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by Holdings or any of its Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders of all Governmental Authorities, except to the extent that Holdings or such Subsidiary is contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP.

        Section 6.09 Certain Subsidiaries to Execute a Guaranty. If at any time after the Closing Date, Holdings or any Credit Party acquires, creates or has any Subsidiary (other than a Subsidiary that is a "controlled foreign corporation" as defined in section 957 of the Code (a "CFC")) that is not already a party to a Guaranty, then Holdings will promptly, but in any event within 30 days after such occurrence, cause such Subsidiary to deliver to the Lender (i) a Guaranty, duly executed by such Subsidiary and (ii) resolutions of the Board of Directors or equivalent governing body of such Subsidiary, certified by the Secretary or an Assistant Secretary of such Subsidiary, as duly adopted and in full force and effect, authorizing the execution and delivery of such Guaranty and the other Loan Documents to which such Subsidiary is or will be a party, together with such other corporate documentation and an opinion of counsel as the Lender may reasonably request, in each case, in form and substance satisfactory to the Lender.

        Section 6.10 Additional Security; Real Estate Matters; Further Assurances.

        (a) Additional Security. Subject to subpart (b) below, if any Credit Party acquires, owns or holds an interest in any Real Property or any personal property that is not at the time included in the Collateral, Holdings will promptly notify the Lender in writing of such event, identifying the property or interests in question and referring specifically to the rights of the Lender under this Section, and Holdings will, or will cause such Subsidiary to, within 10 Business Days following request by the Lender, grant to the Lender a Lien on such Real Property or such personal property pursuant to the terms of such security agreements, assignments, Mortgages or other documents as the Lender deems appropriate (collectively, the "Additional Security Document") or a joinder in any existing Security Document. Furthermore, Holdings shall cause to be delivered to the Lender such opinions of local counsel, corporate resolutions, a Perfection Certificate, consents of landlords, Collateral Access Agreements and other related documents as may be reasonably requested by the Lender in connection with the execution, delivery and recording of any such Additional Security Document or joinder, all of which documents shall be in form and substance reasonably satisfactory to the Lender.

        (b) Foreign Subsidiaries. Notwithstanding anything in subpart (a) above or elsewhere in this Agreement to the contrary, no Credit Party shall be required to pledge (or cause to be pledged) more than 65% of the Equity Interests in any of its CFCs or to cause a CFC to become a party to the Security Agreement or any other Security Document, if to do so would subject Holdings or any of its Subsidiaries to liability for additional United States income taxes by virtue of Section 956 of the Code in an amount the Lender reasonably deems material.

        (c) Real Estate Matters. The Borrower shall have delivered to the Lender (x) with respect to each parcel of Real Property subjected to a Mortgage as of the Closing Date, and (y) within 30 days of the request therefor by the Lender, with respect to each parcel of Real Property acquired by the Borrower or any Guarantor after the Closing Date that becomes subject to a Mortgage pursuant to Section 6.10(a) above, all of the following:

        (i) an American Land Title Association ( ALTA) mortgagee title insurance policy or policies, or unconditional commitments therefor (a "Title Policy") issued by a title insurance company reasonably satisfactory to the Lender (a "Title Company"), in an amount not less than the amount reasonably required therefor by the Lender (taking into account the estimated value of the property involved), insuring fee simple title to, or a valid leasehold interest in, such Real Property vested in the applicable Credit Party and assuring the Lender that the applicable Mortgage creates a valid and enforceable first priority mortgage lien on the respective Real Property encumbered thereby, subject only to Permitted Liens and a standard survey exception, which Title Policy (1) shall include an endorsement for mechanics' liens, for revolving, "variable rate" and future advances under this Agreement and for any other matters reasonably requested by the Lender and (2) shall provide for affirmative insurance and such reinsurance as the Lender may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Lender;

        (ii) a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the date of execution of the applicable Mortgage and satisfactory in form and substance to the Lender;

        (iii) copies of all recorded documents listed as exceptions to title or otherwise referred to in the Title Policy or in such title report relating to such real Property;

        (iv) evidence, which may be in the form of a letter or other certification from the Title Company or from an insurance broker, surveyor, engineer or other provider, as to whether (1) such Real Property is a Flood Hazard Property, and (2) the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, and if such Closing Date Mortgaged Property is a Flood Hazard Property, evidence that the applicable Credit Party has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System;

        (v) a survey, in form and substance reasonably satisfactory to the Lender, of such Real Property, certified in a manner satisfactory to the Lender by a licensed professional surveyor reasonably satisfactory to the Lender;

        (vi) a certificate of Holdings identifying any Phase I, Phase II or other environmental report received in draft or final form by any Credit Party during the five-year period prior to the date of execution of the Mortgage relating to such Real Property and/or the operations conducted therefrom, or stating that no such draft or final form reports have been requested or received by any Credit Party (or its counsel), together with true and correct copies of all such environmental reports so listed (in draft form, if not finalized); and all such environmental reports shall be satisfactory in form and substance to the Lender;

        (vii) an opinion of local counsel admitted to practice in the jurisdiction in which such Real Property is located, satisfactory in form and substance to the Lender, as to the validity and effectiveness of such Mortgage as a lien on such Real Property encumbered thereby, and covering such other matters of law in connection with the execution, delivery, recording and enforcement of such Mortgage as the Lender may reasonably request;

        (viii) The Lender shall have received appraisals, satisfactory in form and substance to the Lender, dated not more than 60 days prior to the date of execution of each Mortgage and addressed to the Lender or accompanied by a separate letter indicating that the Lender may rely thereon, from one or more nationally recognized appraisal firms, satisfactory to the Lender, covering (i) the Real Properties, and (ii) all other tangible property, plant and equipment owned by Holdings or any of its Subsidiaries, that is to be subjected to the Lien of the Security Agreement and is located at any plant or facility owned or leased by Holdings or any of its Subsidiaries in the United States of America, which appraisals shall set forth (A) the "fair market value" of such property (i.e., the amount at which such property would equitably exchange between a willing buyer and a willing seller, neither being under a compulsion and both having reasonable knowledge of all relevant facts on the premise that such property will continue in its present use as part of an ongoing business enterprise), (B) the "orderly disposal value" of such property (i.e., the amount which may be realized through a forced sale disposal of such property when a reasonable time to find a buyer is allowed), and (C) the "forced liquidation value" of such property (i.e., the amount which may be realized through an immediate forced sale disposal of such property), in each case as determined in accordance with sound appraisal standards; and

        (ix) Taxes. Holdings shall have paid or caused to be paid all costs and expenses payable in connection with all of the actions set forth in this Section 6.10(c), including but not limited to (A) all mortgage, intangibles or similar taxes or fees, however characterized, payable in respect of this Agreement, the execution and delivery of any Notes, any of the Mortgages or any of the other Loan Documents or the recording of any of the same or any other documents related thereto; and (B) all expenses and premiums of the Title Company in connection with the issuance of such policy or policies of title insurance and to all costs and expenses required for the recording of the Mortgages or any other Loan Documents or any other related documents in the appropriate public records.

        (d) Landlord/Mortgagee Waivers. Holdings will promptly upon request of the Lender obtain, and will maintain in effect, Collateral Access Agreements on any Real Property on which any items of Collateral are located, in form and substance reasonably acceptable to the Lender.

        (e) Further Assurances. Holdings will, and will cause each of its Subsidiaries to, at the expense of Holdings, make, execute, endorse, acknowledge, file and/or deliver to the Lender from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, certificates, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Lender may reasonably require. If at any time the Lender determines, based on applicable law, that all applicable taxes (including, without limitation, mortgage recording taxes or similar charges) were not paid in connection with the recordation of any mortgage or deed of trust, Holdings shall promptly pay the same upon demand.

        Section 6.11 Most Favored Covenant Status. If any Credit Party at any time after the Closing Date enters into or modifies any Material Indebtedness Agreement such that such Material Indebtedness Agreement includes affirmative or negative covenants (or any events of default or other type of restriction that would have the practical effect of any affirmative or negative business or financial covenant, including, without limitation, any "put" or mandatory prepayment of such Indebtedness upon the occurrence of a "change of control") that are applicable to any Credit Party, other than those set forth herein or in any of the other Loan Documents, the Borrower shall promptly so notify the Lender and, if the Lender shall so request by written notice to the Borrower (after a determination has been made by the Lender that such Material Indebtedness Agreement contains any such provisions that either individually or in the aggregate are more favorable to the holders of such Indebtedness than any of the provisions set forth herein), the Borrower and the Lender shall promptly amend this Agreement to incorporate some or all of such provisions, in the discretion of the Lender, into this Agreement and, to the extent necessary and reasonably desirable to the Lender, into any of the other Loan Documents, all at the election of the Lender.

        Section 6.12 Senior Debt. The Obligations shall, and the Borrower shall take all necessary action to ensure that the Obligations shall, at all times rank at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior secured Indebtedness of the Borrower and each Guarantor.

        Section 6.13 Post-Closing Covenants.

        (a) Intellectual Property Releases. On or before February 15, 2005, the Borrower shall deliver to the Lender executed copies of intellectual property releases in form and substance satisfactory to the Lender from Fleet National Bank (now know as Bank of America) and Manufacturers and Traders Trust Company.

        (b) ALTA Survey. On or before February 15, 2005, the Borrower shall deliver to the Lender, an ALTA survey, in form and substance reasonably satisfactory to the Lender, of the Mortgaged Real Property, certified in a manner satisfactory to the Lender.

        (c) Zoning Letter. On or before February 15, 2005, the Borrower shall deliver to the Lender a zoning letter in form and substance satisfactory to the Lender from the city of Bethlehem, Pennsylvania.

ARTICLE VII.

NEGATIVE COVENANTS

        The Borrower and the other Credit Parties each hereby covenants and agrees that on the Closing Date and thereafter for so long as this Agreement is in effect and until such time as the Revolving Commitment have been terminated, no Notes remain outstanding and the Revolving Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents, have been paid in full:

        Section 7.01 Changes in Business. Neither Holdings nor any of its Subsidiaries will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by Holdings and its Subsidiaries, would be substantially changed from the general nature of the business engaged in by Holdings and its Subsidiaries on the Closing Date.

        Section 7.02 Consolidation, Merger, Acquisitions, Asset Sales, etc. Holdings will not, and will not permit any Subsidiary to, (i) wind up, liquidate or dissolve its affairs, (ii) enter into any transaction of merger or consolidation, (iii) make or otherwise effect any Acquisition, (iv) sell or otherwise dispose of any of its property or assets outside the ordinary course of business, or otherwise make or otherwise effect any Asset Sale, or (v) agree to do any of the foregoing at any future time, except that, if no Default or Event of Default shall have occurred and be continuing or would result therefrom, each of the following shall be permitted:

        (a) the merger, consolidation or amalgamation of (i) any Subsidiary of Holdings (other than the Borrower) with or into Holdings, provided Holdings is the surviving or continuing or resulting corporation; (ii) any Subsidiary of Holdings (other than the Borrower) with or into any Guarantor, provided that the surviving or continuing or resulting corporation is a Guarantor; (iii) any Subsidiary of Holdings that is a Guarantor with or into the Borrower, provided the Borrower is the surviving or continuing or resulting corporation; or (iv) any Foreign Subsidiary of Holdings with or into any other Foreign Subsidiary of Holdings; and

        (b) any Asset Sale by (i) Holdings to any Credit Party (other than the Borrower), (ii) any Subsidiary of Holdings (other than the Borrower) to any Credit Party; or (iii) any Foreign Subsidiary of Holdings to any other Foreign Subsidiary of Holdings.

        Section 7.03 Liens. Holdings will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind of Holdings or any such Subsidiary whether now owned or hereafter acquired, except that the foregoing shall not apply to:

        (a) any Standard Permitted Lien;

        (b) Liens in existence on the Closing Date that are listed in Schedule 7.03;

        (c) Liens (i) that are placed upon fixed or capital assets, acquired, constructed or improved by Holdings or any Subsidiary, provided that (A) such Liens only secure Indebtedness permitted by Section 7.04(c), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 90% of the cost of acquiring, constructing or improving such fixed or capital assets; and (D) such Liens shall not apply to any other property or assets of Holdings or any Subsidiary; or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets;

        (d) any Lien granted to the Lender securing any of the Obligations or any other Indebtedness of the Credit Parties under the Loan Documents or any Indebtedness under any Designated Hedge Agreement; or

        (e) Liens on the Borrower's machinery, equipment and/or buildings located in Bethlehem, Pennsylvania to the extent that such Liens are subordinated to the satisfaction of the Lender to the Liens of the Lender granted pursuant to the Loan Documents and arise from financing that consists of Subordinated Indebtedness in an aggregate principal amount not to exceed $2,000,000, at any time.

        Section 7.04 Indebtedness. Holdings will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness of Holdings or any of its Subsidiaries, except:

        (a) Indebtedness incurred under this Agreement and the other Loan Documents;

        (b) the Indebtedness set forth on Schedule 7.04, and any refinancing, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof;

        (c) (i) Indebtedness consisting of Capital Lease Obligations of Holdings and its Subsidiaries, (ii) Indebtedness secured by a Lien referred to in Section 7.03(c), and (iii) any refinancing, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof, provided the aggregate outstanding principal amount (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Lease) of Indebtedness permitted by this subpart (c) shall not exceed $100,000 at any time;

        (d) any intercompany loans (i) made by Holdings or any Subsidiary of Holdings to any Credit Party; or (ii) made by any Foreign Subsidiary of Holdings to any other Foreign Subsidiary of Holdings;

        (e) Indebtedness of Holdings and its Subsidiaries under Hedge Agreements, provided such Hedge Agreements have been entered into in the ordinary course of business and not for speculative purposes;

        (f) Indebtedness constituting Guaranty Obligations permitted by Section 7.05; and

        (g) other Indebtedness of the Credit Parties to the extent not permitted by any of the foregoing subparts, provided that (i) all such Indebtedness constitutes Subordinated Indebtedness, (ii) no Default or Event of Default shall then exist or immediately after incurring any of such Indebtedness will exist, (iii) the documentation with respect to such Indebtedness shall be in form and substance satisfactory to the Lender, and (iv) Holdings and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.07 both immediately before and after giving pro forma effect to the incurrence of such Indebtedness.

        Section 7.05 Investments and Guaranty Obligations. Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) make or commit to make any Investment or (ii) be or become obligated under any Guaranty Obligations, except:

        (a) Investments by Holdings or any of its Subsidiaries in cash and Cash Equivalents;

        (b) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business;

        (c) Holdings and its Subsidiaries may acquire and hold receivables and similar items owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

        (d) any Permitted Creditor Investment;

        (e) loans and advances to employees for business-related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business, provided the aggregate outstanding amount of all such loans and advances shall not exceed $100,000 at any time;

        (f) to the extent not permitted by any of the other subparts in this Section, Investments existing as of the Closing Date and described on Schedule 7.05 ;

        (g) any Guaranty Obligations of Holdings or any Subsidiary in favor of the Lender under any Designated Hedge Agreements pursuant to the Loan Documents;

        (h) Investments of Holdings and its Subsidiaries in Hedge Agreements permitted to be entered into pursuant to this Agreement;

        (i) Investments (i) of Holdings or any of its Subsidiaries in any Subsidiary existing as of the Closing Date, (ii) of Holdings in any Credit Party made after the Closing Date, or (iii) of any Credit Party in any other Credit Party made after the Closing Date;

        (j) intercompany loans permitted by Section 7.04(d); and

        (k) any Guaranty Obligation incurred by any Credit Party with respect to Indebtedness of another Credit Party which Indebtedness is permitted by Section 7.04.

        Section 7.06 Restricted Payments. Holdings will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

        (a) Holdings or any of its Subsidiaries may declare and pay or make Capital Distributions that are payable solely in additional shares of its common stock (or warrants, options or other rights to acquire additional shares of its common stock);

        (b) (i) any Subsidiary of Holdings may declare and pay or make Capital Distributions to any Credit Party, and (ii) any Foreign Subsidiary of Holdings may declare and pay or make Capital Distributions to any other Foreign Subsidiary or to any Credit Party; and

        (c) Holdings may declare and pay or make Cash Dividends to the holders of its Preferred Shares (as defined in the Certificate of Incorporation referred to below), provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) Holdings will be in compliance with the financial covenants set forth in Section 7.07 after giving pro forma effect to each such Cash Dividend, and (iii) all such Cash Dividends shall be made by Holdings in such amounts and upon the terms and conditions set forth in its Certificate of Incorporation (as amended by the Certificate of Designations, filed with the Secretary of State of the State of Delaware on June 8, 2005), as in effect on the Closing Date.

        Section 7.07 Financial Covenants.

        (a) Minimum Liquidity. Holdings will at all times maintain on a consolidated basis Liquidity in an amount equal to or greater than $1,000,000.

        (b) Minimum Consolidated EBITDA. Holdings shall have, at the end of each Testing Period ending on the dates set forth below, Consolidated EBITDA for such Testing Period of not less than the following:

Testing Period	Consolidated EBITDA
December 31, 2005	($175,000)
March 31, 2006	$250,000
June 30, 2006	$500,000
September 30, 2006 and thereafter	$1,000,000

        (c) Consolidated Net Worth. Holdings will not permit its Consolidated Net Worth at any time to be less than the sum of (i) $4,000,000 plus (ii) 50% of Consolidated Net Income of Holdings (to the extent a positive number) for each fiscal quarter ending after the Closing Date plus (iii) 75% of the net proceeds of any equity offering (or any debt offering to the extent converted into equity).

        Section 7.08 Limitation on Certain Restrictive Agreements. Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist or become effective, any "negative pledge" covenant or other agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings or any Subsidiary to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness, or (b) the ability of any such Subsidiary to make Capital Distributions or any other interest or participation in its profits owned by Holdings or any Subsidiary of Holdings, or pay any Indebtedness owed to Holdings or a Subsidiary of Holdings, or to make loans or advances to Holdings or any of Holdings' other Subsidiaries, or transfer any of its property or assets to Holdings or any of Holdings' other Subsidiaries, except for such restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (v) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under Section 7.03(c), (vi) customary restrictions affecting only a Subsidiary of Holdings under any agreement or instrument governing any of the

Indebtedness of a Subsidiary permitted pursuant to Section 7.04, (vii) restrictions affecting any Foreign Subsidiary of Holdings under any agreement or instrument governing any Indebtedness of such Foreign Subsidiary permitted pursuant to Section 7.04, and customary restrictions contained in "comfort" letters and guarantees of any such Indebtedness, (viii) any document relating to Indebtedness secured by a Lien permitted by Section 7.03, insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness, and (ix) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person.

        Section 7.09 Transactions with Affiliates. Holdings will not, and will not permit any Subsidiary to, enter into any transaction or series of transactions with any Affiliate (other than, in the case of Holdings, any Subsidiary, and in the case of a Subsidiary, Holdings or another Subsidiary) other than in the ordinary course of business of and pursuant to the reasonable requirements of Holdings' or such Subsidiary's business and upon fair and reasonable terms no less favorable to Holdings or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person other than an Affiliate, except (i) sales of goods to an Affiliate for use or distribution outside the United States that in the good faith judgment of Holdings comply with any applicable legal requirements of the Code, or (ii) agreements and transactions with and payments to officers, directors and shareholders that are either (A) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement, or (B) entered into outside the ordinary course of business, approved by the directors or shareholders of Holdings, and not prohibited by any of the provisions of this Agreement or in violation of any law, rule or regulation.

        Section 7.10 Plan Terminations, Minimum Funding, etc. Holdings will not, and will not permit any Subsidiary of Holdings or ERISA Affiliate to, (i) terminate any Plan or Plans so as to result in liability of Holdings or any ERISA Affiliate to the PBGC in excess of, in the aggregate, the amount that is equal to 5% of Holdings' Consolidated Net Worth as of the date of the then most recent financial statements furnished to the Lender pursuant to the provisions of this Agreement, (ii) permit to exist one or more events or conditions that present a material risk of the termination by the PBGC of any Plan or Plans with respect to which Holdings or any Subsidiary of Holdings or ERISA Affiliate would, in the event of such termination, incur liability to the PBGC in excess of such amount in the aggregate, (iii) fail to comply with the minimum funding standards of ERISA and the Code with respect to any Plan, or (iv) incur an obligation to contribute to, or become a contributing sponsor (as such term is defined in Section 4001 of ERISA) in, any Multi-Employer Plan or Multiple Employer Plan.

        Section 7.11 Anti-Terrorism Laws. Neither Holdings nor any of its Subsidiaries shall be subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits the Lender from making any advance or extension of credit to the Borrower or from otherwise conducting business with Holdings or any of its Subsidiaries.

ARTICLE VIII.

EVENTS OF DEFAULT

        Section 8.01 Events of Default. Any of the following specified events shall constitute an Event of Default (each an "Event of Default"):

        (a) Payments: the Borrower shall (i) default in the payment when due (whether at maturity, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Revolving Loans or any reimbursement obligation in respect of any Unpaid Drawing; or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Revolving Loans, any Fees or any other Obligations; or

        (b) Representations, etc.: any representation, warranty or statement made by any Credit Party herein or in any other Loan Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

        (c) Certain Covenants: any Credit Party shall default in the due performance or observance by it of any term, covenant or agreement contained in Sections 2.10, 6.01, 6.02(ii), 6.03(b), 6.09, 6.10, 6.11, 6.12 or 6.13 or Article VII or Article IX ; or

        (d) Other Covenants: any Credit Party shall default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Loan Document (other than those referred to in Section 8.01(a) or (b) or (c) above) and such default is not remedied within 30 days after the earlier of (i) an Authorized Officer of any Credit Party obtaining knowledge of such default or (ii) the Borrower receiving written notice of such default from the Lender; or

        (e) Cross Default Under Other Agreements: Holdings or any of its Subsidiaries shall (i) default in any payment with respect to any Material Indebtedness (other than the Obligations), and such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness, or (ii) default in the observance or performance of any agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Material Indebtedness to become due prior to its stated maturity; or any such Material Indebtedness of Holdings or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof); or (iii) without limitation of the foregoing clauses, default in any payment obligation under a Designated Hedge Agreement, and such default shall continue after the applicable grace period, if any, specified in such Designated Hedge Agreement or any other agreement or instrument relating thereto; or

        (f) Invalidity of Loan Documents or Liens: any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or under such Loan Document or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or the Lender fails to have; or

        (g) Judgments: (i) one or more judgments, orders or decrees shall be entered against Holdings and/or any of its Subsidiaries involving a liability (other than a liability covered by insurance, as to which the carrier has adequate claims paying ability and has not effectively reserved its rights) of $50,000 or more in the aggregate for all such judgments, orders and decrees for Holdings and its Subsidiaries, and any such judgments or orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or (ii) one or more judgments, orders or decrees shall be entered against Holdings and/or any of its Subsidiaries involving a required divestiture of any material properties, assets or business reasonably estimated to have a fair value in excess of $50,000, and any such judgments, orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or

        (h) Insolvency Event: any Insolvency Event shall occur with respect to Holdings or any Subsidiary of Holdings; or

        (i) ERISA: (i) any of the events described in clauses (i) through (xi) of Section 6.01(f) shall have occurred; and (ii) there shall result from any such event or events the imposition of a Lien, the granting of a security interest, or a liability or a material risk of incurring a liability; or

        (j) Change of Control: if there occurs a Change of Control; or

        (k) Material Adverse Effect: any event or development has occurred that the Lender determines has or is reasonably likely to have a Material Adverse Effect.

        Section 8.02 Remedies. Upon the occurrence of any Event of Default, and at any time thereafter, if any Event of Default shall then be continuing, the Lender shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Lender to enforce its claims against the Borrower or any other Credit Party in any manner permitted under applicable law:

        (a) declare the Revolving Commitment terminated;

        (b) declare the principal of and any accrued interest in respect of all Revolving Loans, all Unpaid Drawings and all other Obligations (other than any Obligations under any Designated Hedge Agreement) owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

        (c) terminate any Letter of Credit that may be terminated in accordance with its terms; or

        (d) exercise any other right or remedy available under any of the Loan Documents or applicable law;

provided that, if an Event of Default specified in Section 8.01(h) shall occur, the result that would occur upon the giving of written notice by the Lender as specified in clauses (a) and/or (b) above shall occur automatically without the giving of any such notice.

ARTICLE IX.

GUARANTY

        Section 9.01 Guaranty by Holdings.

        (a) Holdings irrevocably and unconditionally guarantees to the Lender and each Designated Hedge Creditor, as applicable, the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all of the Obligations. Such guaranty is an absolute, unconditional, present and continuing guaranty of payment and not of collectibility and is in no way conditioned or contingent upon any attempt to collect from the Borrower or any other Subsidiary or Affiliate of the Borrower, or any other action, occurrence or circumstance whatsoever. If an Event of Default shall occur and be continuing hereunder or any payment default shall occur and be outstanding under any Designated Hedge Agreement, Holdings will, immediately upon (and in any event no later than one Business Day following) its receipt of written notice from the Lender demanding payment hereunder, pay to the Lender, for the benefit of the Creditors, in immediately available funds, at the Payment Office, such amount of the Obligations as the Lender shall specify in such notice.

        (b) In addition to the foregoing, Holdings unconditionally and irrevocably, guarantees to the Creditors the payment of any and all Obligations, whether or not due or payable by the obligor thereon, upon the occurrence of an Insolvency Event in respect of the Borrower or such other Credit Party, and unconditionally and irrevocably, promises to pay the Obligations to the Lender, for the benefit of the Creditors, on demand, in such manner as is provided in the Loan Documents governing the Obligations.

        (c) As a separate, additional and continuing obligation, Holdings unconditionally and irrevocably undertakes and agrees, for the benefit of the Creditors, that, should any amounts constituting Obligations not be recoverable from the Borrower or any other Credit Party for any reason whatsoever (including, without limitation, by reason of any provision of any Loan Document or any other agreement or instrument executed in connection therewith being or becoming, at any time, voidable, void, unenforceable, or otherwise invalid under any applicable law), then notwithstanding any notice or knowledge thereof by the Lender, any other Creditor, any of their respective Affiliates, or any other Person, Holdings as sole, original and independent obligor, upon demand by the Lender, will make payment to the Lender, for the account of the Creditors, of all such obligations not so recoverable by way of full indemnity.

        (d) All payments by Holdings under this Article IX shall be made to the Lender, for the benefit of the Creditors, in such manner as is provided in the Loan Documents to which such payments relate.

        Section 9.02 Subordination.

        (a) Any Indebtedness or other obligations or liabilities of the Borrower now or hereafter held by Holdings (collectively, "Subordinated Obligations") are hereby subordinated to the Indebtedness of the Borrower to any Creditor; and such Subordinated Obligations of the Borrower to Holdings, if the Lender, after an Event of Default has occurred, so requests, shall be collected, enforced and received by Holdings as trustee for the Lender and the other Creditors and be paid over to the Lender, for the benefit of the Creditors, on account of the Indebtedness of the Borrower owing under the Loan Documents to the Lender and to the other Creditors, but without affecting or impairing in any manner the liability of Holdings under the other provisions of this Article IX. Prior to the transfer by Holdings of any note or negotiable instrument evidencing any Subordinated Obligation of the Borrower to Holdings, Holdings shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

        (b) If and to the extent that Holdings makes any payment to the Lender or any other Creditor or to any other Person pursuant to or in respect of this Article IX, any reimbursement or similar claim that Holdings may have against the Borrower by reason thereof shall be subject and subordinate to the prior termination of the Revolving Commitment and indefeasible payment in full of all Obligations.

        Section 9.03 Holdings' Obligations Absolute. The obligations of Holdings under this Article IX shall be absolute and unconditional, shall not be subject to any counterclaim, setoff, deduction or defense based on any claim Holdings may have against the Borrower or any other Person, including, without limitation, the Lender, any other Creditor, any of their respective Affiliates, or any other Guarantor, and shall remain in full force and effect without regard to, and shall not be released, suspended, abated, deferred, reduced, limited, discharged, terminated or otherwise impaired or adversely affected by any circumstance or occurrence whatsoever, other than indefeasible payment in full of, and complete performance of, all of the Obligations, including, without limitation:

        (a) any increase in the amount of the Obligations outstanding from time to time, including, without limitation, any increase in the aggregate outstanding amount of the Revolving Loans and Letters of Credit above any specific maximum amount referred to in this Agreement as in effect on the date hereof, and any increase in any interest rate, Fee or other amount applicable to any portion of the Obligations or otherwise payable under any Loan Document;

        (b) any direction as to the application of any payment by the Borrower or by any other Person;

        (c) any incurrence of additional Obligations at any time or under any circumstances, including, without limitation, (i) during the continuance of a Default or Event of Default, (ii) at any time when all conditions to such incurrence have not been satisfied, or (iii) in excess of any borrowing base, sublimit or other limitations contained in this Agreement or any of the other Loan Documents;

        (d) any renewal or extension of the time for payment or maturity of any of the Obligations, or any amendment or modification of, or addition or supplement to, or deletion from, this Agreement, any other Loan Document, or any other instrument or agreement applicable to the Borrower or any other Person, or any part thereof, or any assignment, transfer or other disposition of any thereof;

        (e) any failure of this Agreement, any other Loan Document, or any other instrument or agreement applicable to the Borrower or any other Person, to constitute the legal, valid and binding agreement or obligation of any party thereto, enforceable in accordance with its terms, or any irregularity in the form of any Loan Document;

        (f) any waiver, consent, extension, indulgence or other action or inaction (including, without limitation, any lack of diligence, any failure to mitigate damages or marshal assets, or any election of remedies) under or in respect of (i) this Agreement, any other Loan Document, or any such other instrument or agreement, or (ii) any obligation or liability of the Borrower or any other Person;

        (g) any payment made to the Lender or any other Creditor on the Obligations that the Lender or any other Creditor repays, returns or otherwise restores to the Borrower or any other applicable obligor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding;

        (h) any sale, exchange, release, surrender or foreclosure of, or any realization upon, or other dealing with, in any manner and in any order, any property, rights or interests by whomsoever at any time granted, assigned, pledged or mortgaged to secure, or howsoever securing, the Obligations, or any other liabilities or obligations (including any of those hereunder), or any portion of any thereof;

        (i) any release of any security or any guaranty by or at the direction of the Lender or any other Creditor, or any release or discharge of, or limitation of recourse against, any Person furnishing any security or guaranty, including, without limitation, any release or discharge of Holdings from this Article IX;

        (j) any Insolvency Event relating to the Borrower or to any of its properties or assets;

        (k) any assignment, transfer or other disposition, in whole or in part, by the Borrower or any other Person of its interest in any of the property, rights or interests constituting security for all or any portion of the Obligations or any other Indebtedness, liabilities or obligations;

        (l) any lack of notice to, or knowledge by, Holdings of any of the matters referred to above; or

        (m) to the fullest extent permitted under applicable law now or hereafter in effect, any other circumstance or occurrence, whether similar or dissimilar to any of the foregoing, that could or might constitute a defense available to, or a discharge of the obligations of, a guarantor or other surety.

        Section 9.04 Waivers. Holdings unconditionally waives, to the maximum extent permitted under any applicable law now or hereafter in effect, insofar as its obligations under this Article IX are concerned, (a) notice of any of the matters referred to in Section 9.03, (b) all notices required by statute, rule of law or otherwise to preserve any rights against Holdings hereunder, including, without limitation, any demand, presentment, proof or notice of dishonor or non-payment of any Obligation, notice of acceptance of the Guaranty provided under this Article IX, notice of the incurrence of any Obligation, notice of any failure on the part of the Borrower, any of its Subsidiaries or Affiliates, or any other Person, to perform or comply with any term or provision of this Agreement, any other Loan Document or any other agreement or instrument to which the Borrower or any other Person is a party, or notice of the commencement of any proceeding against any other Person or any of its property or assets, (c) any right to the enforcement, assertion or exercise against the Borrower or against any other Person or any collateral of any right, power or remedy under or in respect of this Agreement, the other Loan Documents or any other agreement or instrument, and (d) any requirement that Holdings be joined as a party to any proceedings against the Borrower or any other Person for the enforcement of any term or provision of this Agreement, the other Loan Documents, or any other agreement or instrument.

        Section 9.05 Subrogation Rights. Until such time as the Obligations have been paid in full in cash and otherwise fully performed and the Revolving Commitment under this Agreement have been terminated, Holdings hereby irrevocably waives all rights of subrogation that it may at any time otherwise have as a result of this Article IX (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Lender and/or the other Creditors against the Borrower, any other Guarantor or any other guarantor of or surety for the Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from the Borrower or any other Guarantor that it may at any time otherwise have as a result of this Article IX.

        Section 9.06 Holdings Familiar with Borrower's Affairs. Holdings confirms that it has made its own independent investigation with respect to the creditworthiness of the Borrower and its other Subsidiaries and Affiliates and is not executing this Agreement in reliance on any representation or warranty by the Lender or any other Creditor or any other Person acting on behalf of the Lender or any other Creditor as to such creditworthiness. Holdings expressly assumes all responsibilities to remain informed of the financial condition of the Borrower and its other Subsidiaries and Affiliates and any circumstances affecting (a) the Borrower's or any other Subsidiary's or Affiliate's ability to perform its obligations under this Agreement and the other Loan Documents to which it is a party, or (b) any collateral securing, or any other guaranty for, all or any part of the Borrower's or such other Subsidiary's or Affiliate's payment and performance obligations thereunder; and Holdings further agrees that the Lender and the other Creditors shall have no duty to advise Holdings of information known to them regarding such circumstances or the risks Holdings undertakes in this Article IX.

        Section 9.07 Solvency. Holdings represents and warrants to the Lender and each of the other Creditors that as of the date Holdings has become a party to this Agreement, (i) Holdings has received consideration that is the reasonable equivalent value of the obligations and liabilities that Holdings has incurred to the Lender and the other Creditors under this Article IX and the other Loan Documents to which Holdings is a party; (ii) Holdings has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is solvent and able to pay its debts as they mature; (iii) Holdings owns property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay its debts; and (iv) Holdings is not entering into the Loan Documents to which it is a party with the intent to hinder, delay or defraud its creditors.

        Section 9.08 Continuing Guaranty; Remedies Cumulative, etc. The guaranty provided under this Article IX is a continuing guaranty, all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon, and this Article IX shall remain in full force and effect until terminated as provided in Section 9.14. No failure or delay on the part of the Lender or any other Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies that the Lender or any other Creditor would otherwise have. No notice to or demand on Holdings in any case shall entitle Holdings to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender or any other Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for, and neither the Lender nor any other Creditor, undertakes any obligation or duty to, inquire into the capacity or powers of the Borrower or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

        Section 9.09 Enforcement Expenses. Holdings hereby agrees to pay, to the extent not paid pursuant to Section 10.01, all out-of-pocket costs and expenses of the Lender and each other Creditor in connection with the enforcement of this Article IX and any amendment, waiver or consent relating hereto (including, without limitation, the fees and disbursements of a single counsel employed by the Lender and the other Creditors for each applicable jurisdiction, unless such counsel has a conflict of interest prohibiting it from representing one or more of the Creditors, in which case the fees and disbursements of separate counsel for such Creditors shall also be paid by Holdings as aforesaid).

        Section 9.10 Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default after any applicable notice and grace period, each Creditor is hereby authorized at any time or from time to time, without notice to Holdings or to any other Person, any such notice being expressly waived, to the fullest extent permitted under applicable law now or hereafter in effect, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Creditor to or for the credit or the account of Holdings, against and on account of the obligations and liabilities of Holdings to such Creditor under this Article IX, irrespective of whether or not the Lender or such Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured. Each Creditor agrees to promptly notify Holdings after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

        Section 9.11 Reinstatement. If a claim is ever made upon the Lender or any other Creditor for recission, repayment, recovery or restoration of any amount or amounts received by the Lender or any other Creditor in payment or on account of any of the Obligations and any of the aforesaid payees repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property, or (b) any settlement or compromise of any such claim effected by such payee with any such claimant, then and in such event (i) any such judgment, decree, order, settlement or compromise shall be binding upon Holdings, notwithstanding any revocation hereof or other instrument evidencing any liability of the Borrower, (ii) Holdings shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or otherwise recovered or restored to the same extent as if such amount had never originally been received by any such payee, and (iii) this Article IX shall continue to be effective or be reinstated, as the case may be, all as if such repayment or other recovery had not occurred.

        Section 9.12 Full Recourse Obligations. It is the desire and intent of Holdings, the Lender and the other Creditors that this Article IX shall be enforced as a full recourse obligation of Holdings to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.

        Section 9.13 Payments Free and Clear of Setoffs, Counterclaims and Taxes, etc.

        (a) All payments made by Holdings hereunder will be made without setoff, counterclaim or other defense and, except as provided for in this Section 9.13, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes. If any Taxes are so levied or imposed, Holdings agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment by it of all amounts due hereunder, after withholding or deduction for or on account of any Taxes will not be less than the amount provided for herein. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, Holdings agrees to reimburse each Creditor, upon the written request of such Creditor for taxes imposed on or measured by the net income or profits of such Creditor pursuant to the laws of the jurisdiction in which such Creditor is organized or in which the principal office of such Creditor is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office of such Creditor is located and for any withholding of income or similar taxes imposed by the United States of America as such Creditor shall determine are payable by, or withheld from, such Creditor in respect of such amounts so paid to or on behalf of such Creditor pursuant to the preceding sentence, which request shall be accompanied by a statement from such Creditor setting forth, in reasonable detail, the computations used in determining such amounts. Holdings will furnish to the Lender within 45 days after the date the payment of any Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law certified copies of tax receipts, or other evidence satisfactory to the applicable Creditor, evidencing such payment by Holdings. Holdings will indemnify and hold harmless the Lender and each Creditor, and reimburse the Lender or such Creditor upon its written request, for the amount of any Taxes so levied or imposed on and paid or withheld by such Creditor in respect of payments by Holdings hereunder.

        (b) Notwithstanding anything to the contrary contained in this Section 9.13, (i) Holdings shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or other similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from any amounts payable hereunder for the account of any Creditor that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes and that has not provided to the Borrower such forms that establish a complete exemption from such deduction or withholding; and (ii) Holdings shall not be obligated pursuant to this Section 9.13 to gross-up payments to be made to a Creditor in respect of income or similar taxes imposed by the United States or any additional amounts with respect thereto if such Creditor has not provided to the Borrower such forms.

        Section 9.14 Termination. After the termination of the Revolving Commitment and all Designated Hedge Agreements, when no LC Outstandings exist and when all Revolving Loans and other Obligations (other than unasserted indemnity obligations) have been paid in full, this guaranty provided under this Article IX will terminate and the Lender, at the request and expense of the Borrower and/or Holdings, will execute and deliver to Holdings an instrument or instruments acknowledging such termination.

        Section 9.15 Enforcement Only by Lender. The Creditors agree that the guaranty provided under this Article IX may be enforced only by the action of the Lender and that no Creditor shall have any right individually to seek to enforce or to enforce the guaranty provided under this Article IX, it being understood and agreed that such rights and remedies may be exercised by the Lender, for the benefit of the Creditors, upon the terms of this Article IX.

        Section 9.16 Effect of Stay. In the event that acceleration of the time for payment of any amount payable by Holdings under any of the Obligations is stayed upon insolvency, bankruptcy or reorganization of Holdings, all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any of the Obligations shall nonetheless be payable by Holdings under this Article forthwith on demand by the Lender.

ARTICLE X.

MISCELLANEOUS

        Section 10.01 Payment of Expenses etc. The Borrower agrees to pay (or reimburse the Lender) all of the following: (i) whether or not the transactions contemplated hereby are consummated, for all reasonable out-of-pocket costs and expenses of the Lender in connection with the negotiation, preparation, administration and execution and delivery of the Loan Documents and the documents and instruments referred to therein; (ii) all reasonable out-of-pocket costs and expenses of the Lender in connection with any amendment, waiver or consent relating to any of the Loan Documents that are requested by any Credit Party; (iii) all reasonable out-of-pocket costs and expenses of the Lender in connection with the enforcement of any of the Loan Documents or the other documents and instruments referred to therein, including, without limitation,  the reasonable fees and disbursements of any individual counsel to the Lender (including, without limitation, allocated costs of internal counsel); (iv) any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to any such indemnified Person) to pay such taxes.

        Section 10.02 Indemnification. The Borrower agrees to indemnify the Lender and its Related Parties (collectively, the "Indemnitees") from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses reasonably incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of (i) any investigation, litigation or other proceeding (whether or not the Lender is a party thereto) related to the entering into and/or performance of any Loan Document or the use of the proceeds of any Revolving Loans hereunder or the consummation of any transactions contemplated in any Loan Document, other than any transactions solely involving the assignment by the Lender of all or a portion of its Revolving Loans and Revolving Commitment, or the granting of participations therein, as provided in this Agreement, or arising solely out of any examination of the Lender by any regulatory or other Governmental Authority having jurisdiction over it, or (ii) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned, leased or at any time operated by Holdings or any of its Subsidiaries, the release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by Holdings or any of its Subsidiaries, if Holdings or any such Subsidiary could have or is alleged to have any responsibility in respect thereof, the non-compliance of any such Real Property with foreign, federal, state and local laws, regulations and ordinances (including applicable permits thereunder) applicable thereto, or any Environmental Claim asserted against Holdings or any of its Subsidiaries, in respect of any such Real Property, including, in the case of each of (i) and (ii) above, without limitation, the reasonable documented fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified or of any other Indemnitee who is such Person or an Affiliate of such Person). To the extent that the undertaking to indemnify, pay or hold harmless any Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities that is permissible under applicable law.

        Section 10.03 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Lender (including, without limitation, by branches, agencies and Affiliates of the Lender wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to the Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not the Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. The Lender agrees to promptly notify the Borrower after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

        Section 10.04 Notices.

        (a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subpart (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

        (i) if to the Borrower, to it at 847 Main Street, Buffalo, New York 14203, Attention: William H. Burns, Jr. (Telecopier No. (716) 855-1078);

        (ii) if to Holdings, to it c/o 847 Main Street, Buffalo, New York 14203, Attention: William H. Burns, Jr. (Telecopier No. (716) 855-1078); and

        (iii) if to the Lender, to it at the Notice Office.

        (b) Receipt of Notices. Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent and receipt has been confirmed by telephone. Notices delivered through electronic communications to the extent provided in subpart (c) below shall be effective as provided in said subpart (c).

        (c) Electronic Communications. Notices and other communications to the Lender hereunder and required to be delivered pursuant to Sections 6.01(a), (b), (c), (d), (h) or (i) may be delivered or furnished by electronic communication (including e-mail and Internet or intranet web sites) pursuant to procedures approved by the Lender. The Lender and the Borrower may, in their discretion, agree in a separate writing to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet web site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor.

        (d) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to each of the other parties hereto in accordance with Section 10.04(a).

        Section 10.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that neither the Borrower nor Holdings may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lender.

        Section 10.06 No Waiver; Remedies Cumulative. No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between any Credit Party and the Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. No notice to or demand on any Credit Party in any case shall entitle such Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of a Revolving Loan or any LC Issuance shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Lender may have had notice or knowledge of such Default or Event of Default at the time. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that the Lender would otherwise have.

        Section 10.07 Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

        (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). TO THE FULLEST EXTENT PERMITTED BY LAW, THE BORROWER AND HOLDINGS EACH HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK GOVERNS THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the Supreme Court of the State of New York sitting in New York County or in the United States District Court of the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower and Holdings each hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower and Holdings each hereby further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to any Credit Party at its address for notices pursuant to Section 10.04, such service to become effective 30 days after such mailing or at such earlier time as may be provided under applicable law. Nothing herein shall affect the right of the Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Credit Parties in any other jurisdiction.

        (b) The Borrower and Holdings each hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to in Section 10.07(a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

        (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY AMENDMENTS, WAIVERS OR OTHER MODIFICATIONS RELATING TO ANY OF THE FOREGOING), OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

        Section 10.08 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Lender.

        Section 10.09 Integration. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof.

        Section 10.10 Headings Descriptive. The headings of the several Sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

        Section 10.11 Amendment or Waiver. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the Credit Parties hereto and the Lender

        Section 10.12 Survival of Indemnities. All indemnities set forth herein including, without limitation, in Article III (subject to the limitations set forth Section 3.01(b)) or Section 10.02 shall survive the execution and delivery of this Agreement and the making and repayment of the Obligations.

        Section 10.13 Confidentiality.

        (a) The Lender agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (1) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (2) to any direct or indirect contractual counterparty in any Hedge Agreement (or to any such contractual counterparty's professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section, (3) to the extent requested by any regulatory authority, (4) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (5) to any other party to this Agreement, (6) to any other creditor of any Credit Party that is a direct or intended beneficiary of any of the Loan Documents, so long as such creditor agrees to be bound by the provisions of this Section, (7) in connection with the exercise of any remedies hereunder or under any of the other Loan Documents, or any suit, action or proceeding relating to this Agreement or any of the other Loan Documents or the enforcement of rights hereunder or thereunder, (8) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in any of its rights or obligations under this Agreement, (9) with the consent of Holdings, or (10) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to the Lender on a non-confidential basis from a source other than a Credit Party and not otherwise in violation of this Section.

        (b) As used in this Section, "Confidential Information" shall mean all information received from any Credit Party relating to such Credit Party or its business, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by any Credit Party; provided, however, that, in the case of information received from such Credit Party after the Closing Date, such information is clearly identified at the time of delivery as confidential.

        (c) Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information. The Borrower and Holdings each hereby agrees that the failure of the Lender to comply with the provisions of this Section shall not relieve such Credit Party of any of its obligations under this Agreement or any of the other Loan Documents.

        Section 10.14 Limitations on Liability of Lender's LC Issuances. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither the Lender nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Lender against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against the Lender, and the Lender shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) the Lender's willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (ii) the Lender's willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Lender may accept documents that appear on their face to be in order, without responsibility for further investigation.

        Section 10.15 General Limitation of Liability. No claim may be made by any Credit Party or any other Person against the Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of the Lender for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; the Borrower and Holdings hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor.

        Section 10.16 No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Holdings, to any of its Subsidiaries, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. The Borrower and Holdings each, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

        Section 10.17 Lender Not Fiduciary to Borrower, etc. The relationship among Holdings and its Subsidiaries, on the one hand, and the Lender on the other hand, is solely that of debtor and creditor, and the Lender has no fiduciary or other special relationship with Holdings and its Subsidiaries, and no term or provision of any Loan Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

        Section 10.18 Survival of Representations and Warranties. All representations and warranties herein shall survive the making of Revolving Loans and all LC Issuances hereunder, the execution and delivery of this Agreement, any Notes and the other documents the forms of which are attached as Exhibits , the issue and delivery of any Notes, any disposition thereof by any holder thereof, and any investigation made by the Lender any other holder of any of any Notes or on its behalf. All statements contained in any certificate or other document delivered to the Lender or any holder of any Notes by or on behalf of Holdings or any of its Subsidiaries pursuant hereto or otherwise specifically for use in connection with the transactions contemplated hereby shall constitute representations and warranties by the Credit Parties hereunder, made as of the respective dates specified therein or, if no date is specified, as of the respective dates furnished to the Lender.

        Section 10.19 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

        Section 10.20 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action, event, condition or circumstance is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations or restrictions of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or event, condition or circumstance exists.

        Section 10.21 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Revolving Loan, together with all fees, charges and other amounts that are treated as interest on such Revolving Loan under applicable law (collectively, the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") that may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of such Revolving Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Revolving Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Revolving Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Base Rate to the date of repayment, shall have been received by the Lender.

        Section 10.22 USA Patriot Act. The Lender is subject to the USA Patriot Act and hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies Holdings and the Borrower, which information includes the name and address of Holdings and the Borrower and other information that will allow the Lender to identify Holdings and the Borrower in accordance with the USA Patriot Act.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.
MINRAD, INC. By: /s/ William H. Burns, Jr.______________ Name: William H. Burns, Jr. Title: President and CEO
MINRAD INTERNATIONAL, INC. By: /s/ William H. Burns, Jr.______________ Name: William H. Burns, Jr. Title: President and CEO
KEYBANK NATIONAL ASSOCIATION By: /s/ Chris Swindell Name: Chris Swindell Title: Senior Vice President

CREDIT AGREEMENT

dated as of

December 21, 2005

among

MINRAD, INC.,

as the Borrower,

MINRAD INTERNATIONAL, INC.,

as a Credit Party

and

KEYBANK NATIONAL ASSOCIATION,

as the Lender

$3,500,000 Revolving Facility

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Page

EXHIBITS

Exhibit A	Form of Revolving Facility Note
Exhibit B-1	Form of LC Request
Exhibit B-2	Form of Notice of Borrowing
Exhibit C	Form of Security Agreement
Exhibit D	Form of Borrowing Base Certificate
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Closing Certificate
Exhibit G	Form of Mortgage

SCHEDULES

Schedule 3	Mortgaged Real Property
Schedule 5.01	Subsidiary Information
Schedule 5.17	Insurance
Schedule 7.03	Liens
Schedule 7.04	Indebtedness
Schedule 7.05	Investments